BRANCH PURCHASE AGREEMENT

by and among

GERMAN AMERICAN BANCORP, as Buyer,

FARMERS STATE BANK OF ALTO PASS, ILL., as Seller, and

FARMERS STATE HOLDING CORP., as the Seller Affiliate

Dated February 17, 2010

TABLE OF CONTENTS

i

31.	Assignability	53

32.	Counterparts	53

33.	Press Releases	54

34.	Confidentiality	54

35.	Exclusive Dealing	54

36.	Severability	55

37.	Jury Waiver	55

ii

List of Schedules and Exhibits

EXHIBITS

EXHIBIT A – Form of Bill of Sale

EXHIBIT B – Form of Assignment and Assumption Agreement

EXHIBIT C – Form of Draft Closing Statement

SCHEDULES

SCHEDULE 1(b)	ATMs

SCHEDULE 1(g)	Assigned Contracts

SCHEDULE 2(a)(1)	Deposit Accounts

SCHEDULE 2(a)(5)	Accrued Liabilities

SCHEDULE 9(c)	Liens and Encumbrances

SCHEDULE 9(d)	Premises Matters

SCHEDULE 9(e)	Environmental Matters

SCHEDULE 9(f)	Loan Matters

SCHEDULE 9(i)	Litigation

SCHEDULE 9(j)	Regulatory Matters

SCHEDULE 9(l)(2)	Seller Regulatory Approvals

SCHEDULE 9(l)(3)	Required Consents

SCHEDULE 9(o)	Personal Property Matters

SCHEDULE 9(r)	Tax Matters

SCHEDULE 9(s)	Employee Benefit Plan Matters

SCHEDULE 10(d)	Buyer Regulatory Approvals

SCHEDULE 1-KO	Kick-out Loan Schedule

Schedules and Exhibits

BRANCH PURCHASE AGREEMENT

THIS BRANCH PURCHASE AGREEMENT (this "Agreement") is made this 17th day of February, 2010, by and among GERMAN AMERICAN BANCORP, an Indiana banking corporation having its executive offices in Jasper, Indiana ("Buyer"); FARMERS STATE BANK OF ALTO PASS, ILL., an Illinois state bank, having its executives offices in Harrisburg, Illinois ("Seller"), and FARMERS STATE HOLDING CORP., an Illinois corporation that controls the Seller ("Seller Affiliate")

RECITALS

A.          Seller is willing to sell, and Buyer is willing to purchase, certain of the assets of Seller located at or associated with certain of Seller’s branch offices located in Southern Indiana; and

B.           Buyer is willing to assume and discharge certain of the deposit liabilities of Seller associated with the purchased branches and certain other obligations and liabilities of Seller on the terms and subject to the conditions of this Agreement; and

C.           Seller Affiliate is willing to enter into this Agreement in order to join with Seller in providing noncompetition and nonsolicitation assurances to Buyer hereunder.

AGREEMENTS

In consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.   Purchase and Sale of Assets.  Subject to the terms and conditions hereof, including the assumption by Buyer of the Liabilities, at the Closing, Seller will grant, sell, convey, assign, transfer and deliver to Buyer, and Buyer will buy, accept and receive from Seller, all of Seller’s right, title and interest, free and clear of all Liens (excluding Permitted Liens), as of the Closing Date, in and to the following assets:

(a)         The real estate owned in fee simple by the Seller and buildings or other improvements thereon located at 3393 Venetian Way, Newburgh, Indiana 47630 (the "Newburgh Branch") and Seller’s leasehold interest in and to the real estate, buildings and other improvements and all related option rights, easement rights, and other ancillary rights and privileges (such leasehold interest and related rights and privileges, collectively, the "Assigned Lynch Road Lease") located at 3150 East Lynch Road, Evansville, Indiana 47711 (the "Lynch Road Branch") (the Newburgh Branch and the Lynch Road Branch are sometimes referred to herein as the "Branches");

(b)         All of the personal property of Seller located in the Branches consisting of the furniture, fixtures, equipment, on-premises ATMs, security systems, telephone numbers, safe deposit boxes (including keys, but exclusive of contents), vaults, sign structures (exclusive of signage containing any trade name, trademark or service mark, if any, of Seller), supplies (excluding any items consumed or disposed of, but including new items acquired or obtained, in the ordinary course of the operation of the Branches through the Closing Date, and excluding any supplies containing any trade name, trademark or service mark, if any, of Seller) (collectively, the "Personal Property");

(c)         All vault and teller cash, petty cash, on-premises ATM cash, coin on hand, any other cash and all cash equivalents at the Branches (collectively, the "Cash on Hand");

(d)         Security deposits applicable to the Branches;

(e)         Prepaid expenses paid by Seller to the extent that such have continuing value to Buyer, including (without limitation) items such as rents, utility payments, service contract payments, fees for customary annual or periodic licenses or permits, and other prepaid items of income and expense (but not including (without limitation) any prepaid federal deposit insurance premium or any general liability and property insurance premiums), in each case as of the close of business on the Closing Date  (the "Prepaid Expenses");

(f)          The Loans, including Accrued Interest, all of Seller's interests in the Collateral for the Loans, the Loan Files and Loan Documents and all servicing rights related to such Loans pursuant to Section 13(b);

(g)         To the extent assignable, the leases, licenses, contracts and other agreements identified on Schedule 1(g) that relate to the Personal Property located at or associated with the  Branches ("Assigned Contracts");

(h)         The Safe Deposit Agreements;

(i)          The Records;

(j)          The rights of action and claims related to the Assets, except to the extent exclusively relating to Excluded Liabilities;

(k)         The intangible values associated with the deposit and loan relationships of Seller with the customers of the Branches whose Deposit Liabilities and Loans are being and purchased by Buyer hereunder; and

(l)          The Additional Assets (as defined below), if any.

The foregoing assets in (a) through (l) will be referred to collectively as the "Assets."

Notwithstanding the foregoing, as used herein, Assets shall not include any of the following:

(a)         Seller’s e-mail addresses (although Seller will cause a "bounce-back" email message to be generated for each Hired Employee's incoming email at Seller's domain name for six months following the Closing Date, informing the sender of the email (with copy of the bounce-back message being sent to the email address of the Hired Employee at Buyer) that the message to the Hired Employee is not deliverable at the Seller's email address for that former employee and disclosing the updated contact information including new email address and name and address of the branch of Buyer at which the employee then works) or website addresses or information;

(b)         Real estate owned by Seller other than the Branches, including all improvements, fixtures and other assets located thereon; and

(c)         all allowance for loan loss and lease accounts as applicable to all Loans, Kick-out Loans, Sold Loan and all other loans.

No later than two Business Days prior to the Closing Date, Seller may agree to grant, sell, convey, assign, transfer and deliver to Buyer, and Buyer may agree to purchase and accept from Seller, such additional assets of Seller (including, without limitation, Additional Loans) (collectively, the "Additional Assets") as the parties may mutually agree, on such terms and conditions (including, without limitation, the valuation thereof and appropriate representations and warranties with respect thereto) as may be mutually agreed upon by the parties and set forth on a schedule of the Additional Assets to be signed by both parties and delivered to each other at the Closing. Such additional consideration for any Additional Assets will be added to the Purchase Price.

Seller will not grant, sell, assign, transfer to Buyer and Buyer will not purchase any assets of Seller, other than the Assets, including, without limitation, any loan that would be an Asset were it not included on the Kick-out Loan Schedule delivered by Buyer to Seller at the Closing, a tentative version of which Kick-out Loan Schedule (subject to change by Buyer in its discretion at any time on or before the fifth Business Day prior to the Closing Date) is attached as Schedule 1-KO.

2.    Assumption of Liabilities; Excluded Liabilities.

(a)          Subject to satisfaction of the terms and conditions hereof, including the transfer of the Assets to Buyer, as of and after the Closing, Buyer will pay, perform, and assume the following liabilities of Seller and will perform the following duties, responsibilities and obligations of Seller that are to be paid or performed from and after the Closing Date:

(1)          The Deposit Liabilities, including, without limitation, IRAs to the extent contemplated by Section 2(c);

(2)          The  Assigned Lynch Road Lease and the Assigned Contracts, to the extent such are actually assigned to Buyer, in accordance with their terms;

(3)          Funding commitments under the Loans, including, without limitation,  Unfunded Advances, and the servicing of the Loans; provided, however that Buyer shall in no event be deemed to have assumed any obligation to service any Sold Loans;

(4)           The Safe Deposit Agreements;

(5)          The accrued liabilities, if any, described in Schedule 2(a)(5) (the "Accrued Liabilities"); and

(6)          Taxes for which Buyer is responsible under Section 18 and any Taxes with respect to the Assets or the Branches for any taxable period (or portion thereof) that begins after the Closing Date.

The foregoing liabilities set forth in (1) through (6) only will be referred to collectively as the "Liabilities."

(b)         Notwithstanding anything to the contrary in this Agreement, other than the Liabilities, which Buyer is expressly assuming pursuant to this Agreement, Buyer shall not assume or be bound by any duties, responsibilities, obligations or liabilities of Seller, or of any of its Affiliates, of any kind or nature, known, unknown, contingent or otherwise, including, without limitation, (i) those attributable to any acts or omissions to act taken or omitted to be taken by Seller (or any of its Affiliates) prior to the Closing Date and any Legal Proceedings that arise as a result thereof; (ii) for any Seller and any of its Affiliates Tax liability except as provided herein; (iii) any obligation of Seller to indemnify any Person; (iv) for any liability of Seller or any of its Affiliates under this Agreement; (v) relating or arising out of any deposit excluded under the definition of Deposit Liabilities; (vi) those having to do with or related to the employment or other similar relationship between Seller and/or its ERISA Affiliates on the one hand and their current, former or prospective employees, officers, directors, consultants, service providers and other agents, on the other hand, including, but not limited to, those relating to termination of employment or refusal to hire, termination or severance payments, fees and compensation, and those occurring under or related to any Employee Benefit Plan of Seller or any of its ERISA Affiliates; (vii) any liability or claim with respect to any claim seeking to "put back" any guaranteed loan portion of any loan originated or acquired by Seller under any SBA guarantee program and sold by Seller on or before the Closing Date, which claim arises from an allegation that any such loans or portions of such loans were not properly structured, underwritten, sold or serviced on or before the Closing Date in accordance with SBA requirements or guidelines;  and (viii) those arising from circumstances, events or conditions prior to the Closing Date and not expressly assumed hereunder (collectively the "Excluded Liabilities").

(c)         With respect to Deposit Liabilities in IRAs, Seller will use its reasonable efforts to cooperate with Buyer in taking any action reasonably necessary to accomplish either the appointment of Buyer as successor custodian or the delegation to Buyer (or to an Affiliate of Buyer) of Seller’s authority and responsibility as custodian of all such IRAs, including, but not limited to, sending to the depositors thereof appropriate notices, cooperating with Buyer in soliciting consents from such depositors, and filing any appropriate applications with applicable regulatory authorities. If, notwithstanding the foregoing, as of the Closing Date, Buyer shall be unable to retain Deposit Liabilities in respect of an IRA, such Deposit Liabilities shall be deemed to be an "Excluded Liability" for purposes of this Agreement.

3.    Calculation and Allocation of Purchase Price.

(a)         Purchase Price.  Subject to Section 1 (with respect to Additional Assets), Section 2(a)(2), Section 3(b) and Section 3(d), the purchase price of the Assets (the "Purchase Price") will be an amount equal to the sum of the following:

(1)          The aggregate amount of the Cash on Hand and Prepaid Expenses valued at their face amounts on the Closing Date; plus

(2)          The aggregate unpaid principal balance of the Loans, plus the aggregate amount of Accrued Interest, on the Closing Date; plus

(3)          Four million nine hundred ninety thousand dollars ($4,990,000) for all Assets other than the Loans, the Cash on Hand and the Prepaid Expenses.

(b)         Adjustments of Purchase Price.

(1)           Solely for purposes of facilitating the identification of the Loans for purposes of Closing and the calculation of the cash due Buyer or Seller, as applicable, on the Closing Date, Seller shall provide to Buyer, on or before the fourth Business Day before the Closing Date, the Draft Closing Statement (including the Draft Loan Schedule); provided, that Buyer has provided to Seller the final Kick0out Loan Schedule no later than the fifth Business Day before the Closing Date.

(2)           On or before 12:00 noon Eastern Time on the tenth (10th) calendar day following the Closing Date (the "Adjustment Date"), Seller shall deliver to Buyer the Final Closing Statement (including the Final Loan Schedule) and Seller shall make available to Buyer such work papers, schedules and other supporting data used to calculate and prepare the Final Closing Statement and as may be requested by Buyer to enable Buyer to verify such determinations set forth in the Final Closing Statement.

(3)           If, within 7 calendar days following the date of receipt by Buyer of the Final Closing Statement, Buyer does not dispute any items contained in the Final Closing Statement or omitted therefrom, then the Final Closing Statement shall be final and binding upon the parties. In the event (and to the extent) that Buyer disputes any items contained in the Final Closing Statement or omitted therefrom, such disputes shall be resolved in the following manner:

(A)          Buyer shall notify Seller, in writing (the "Notice of Disagreement") of such dispute within 7 calendar days after Buyer’s receipt of the Final Closing Statement, which notice shall specify in reasonable detail the nature of the dispute, indicating those specific items that are in dispute and the extent to which they are in dispute (to such extent, the "Disputed Items"); to the extent that an item is not a Disputed Item, it shall be final, binding and conclusive for all purposes hereunder.

(B)           During the 7-day period following Seller’s receipt of a Notice of Disagreement from Buyer, Seller and Buyer shall use commercially reasonable efforts to resolve any Disputed Items.  To the extent that, at the end of such 7-day period, the parties have reached written agreement with respect to any matter covered by a Notice of Disagreement, the Final Closing Statement shall be adjusted to reflect such written agreement and shall to that extent become final and binding upon the parties hereto.

(C)           If, at or before the end of the 7-day period specified in subsection 3(b)(3)(B) above, Buyer and Seller shall have failed to reach a written agreement with respect to all or a portion of such Disputed Items (those Disputed Items that remain in dispute at the end of such period are the "Unresolved Changes"), then Buyer and Seller shall promptly refer only those Unresolved Changes to RSM McGladrey, Inc. or its affiliates, or in the event such firm refuses or is unable to make a determination, a mutually agreeable nationally recognized independent certified public accounting firm (the "Firm"), to make a determination as to the subject matter of the Unresolved Changes.  If Buyer and Seller fail to agree on a Firm within 3 days after the end of the 7-day period specified in subsection 3(b)(3)(B) above, the Firm shall be selected by the American Arbitration Association.  The Firm shall be directed to issue its written decision as promptly as practicable and in any event within 30 days following the submission of the Unresolved Changes to the Firm for resolution, and such decision shall be final, binding and conclusive on the parties.  Seller and Buyer agree to fully cooperate with and provide any information requested by such Firm.  In the event Unresolved Changes are submitted to the Firm for resolution as provided herein, the fees, charges and expenses of the Firm (the "Firm Expenses") shall be borne and paid equally by Buyer and Seller.

(4)           On or before 12:00 noon Eastern Time on the fifth Business Day after the Adjusted Payment Amount shall have become final and binding or, in the case of a dispute, the date of the resolution of the dispute pursuant to subsection 3(b)(3) above, if the Adjusted Payment Amount is greater than the Estimated Payment Amount then Seller shall pay to Buyer an amount in dollars equal to such excess, plus interest on such excess amount from the Closing Date to but excluding the payment date, at the Federal Funds Rate, or if the Adjusted Payment Amount is less than the Estimated Payment Amount Buyer shall pay to Seller an amount in dollars equal to such shortfall,  plus interest on such shortfall from the Closing Date to, but excluding the payment date, at the Federal Funds Rate. If a payment is owed to Buyer pursuant to this Section 3(b)(4), such payment shall be effected by wire transfer of immediately available funds from Seller to an account designated in writing by the Buyer within five Business Days after the determination thereof.  If a payment is owed to Seller pursuant to this Section 3(b)(4), such payment shall be effected by wire transfer of immediately available funds from Buyer to an account designated in writing by the Seller within five Business Days after the determination thereof.

(c)         Allocation of the Purchase Price.

(1)          Buyer shall prepare a proposed allocation of the Purchase Price among the Assets in accordance with Section 1060 of the Code, which proposed allocation shall be delivered to Seller for review and comment within 30 days following the final determination of the Final Closing Statement (the "Proposed Allocation Statement").  Seller shall provide to Buyer in writing within ten days of the receipt of such Proposed Allocation Statement any objections thereto.

(2)          If, within ten days following the receipt of the Proposed Allocation Statement, Seller does not dispute any items contained in the Proposed Allocation Statement, then the Proposed Allocation Statement shall be final and binding upon the parties (the "Final Allocation Determination").  In the event that Seller disputes any items contained in the Proposed Allocation Statement, such disputes shall be resolved in the following manner:

(A)          Seller shall notify Buyer in writing (the "Notice of Allocation Disagreement") of such dispute within seven days following Seller’s receipt of the Proposed Allocation Statement, which notice shall specify in reasonable detail the nature of the dispute, indicating those specific items that are in dispute (the "Seller Disputed Items").  To the extent that Seller provides a Notice of Allocation Disagreement within such 7-day period, all items that are not Seller Disputed Items shall be final, binding and conclusive for all purposes hereunder.

(B)           During the 7-day period following Buyer’s receipt of a Notice of Allocation Disagreement, Seller and Buyer shall use commercially reasonable efforts to resolve any Seller Disputed Items. If, at or before the end of such 7-day period, the parties have reached written agreement with respect to all matters covered by a Notice of Allocation Disagreement, the Proposed Allocation Statement shall be adjusted to reflect such written agreement and shall become the Final Allocation Determination.

(C)           If, at the end of the 7-day period specified in subsection 3(c)(2)(B) above, Buyer and Seller shall have failed to reach a written agreement with respect to all or a portion of such Seller Disputed Items (those Seller Disputed Items that remain in dispute at the end of such period are the "Unresolved Allocation Changes"), then Buyer and Seller shall promptly refer only those Unresolved Allocation Changes to RSM McGladrey or its affiliates, or in the event such firm refuses or is unable to make a determination, a mutually agreeable firm to make a determination as to the subject matter of the Unresolved Allocation Changes.  If Buyer and Seller fail to agree on a firm within 3 days after the end of the 7-day period specified in subsection 3(c)(2)(B) above, the firm shall be selected by the American Arbitration Association.  The firm shall issue its written decision as promptly as practicable and in any event within 15 days following the submission of the Unresolved Allocation Changes to the firm for resolution, and such decision shall be final, binding and conclusive on the parties and become the Final Allocation Determination. In the event Unresolved Allocation Changes are submitted to the firm for resolution as provided herein, the costs of engaging the firm shall be paid by Buyer and Seller equally.

(3)          Buyer and Seller and their Affiliates shall file all Tax Returns (including, but not limited to, Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such Final Allocation Determination. Seller shall use commercially reasonably efforts to deliver to Buyer all such documents and other information as Buyer may reasonably request in order to prepare the Proposed Allocation Statement contemplated by subsection 3(c)(1) above and any Tax Returns for taxable periods beginning on or after the Closing Date.  No party shall take any position (whether in audits, Tax Returns or otherwise) which is inconsistent with such Final Allocation Determination unless required to do so by applicable Legal Requirement.

(d)          Proration; Other Closing Date Adjustments.

(1)          Except as otherwise specifically provided in this Agreement, it is the intention of the parties that the Branches will be operated for Seller’s account until 11:59 p.m., Central Time, on the Closing Date, and that the Branches will be operated for Buyer’s account and Buyer will hold the Assets and assume the Liabilities for its own account after the Closing Date.  Thus, except as otherwise specifically provided in this Agreement, items of income and expense, as defined in subparagraph (2) below, shall be prorated as of 11:59 p.m., Central Time, on the Closing Date, and settled between Seller and Buyer on the Closing Date, whether or not such adjustment would normally be made as of such time.  Items of proration will be handled at Closing as an adjustment to the Purchase Price unless otherwise agreed by the parties hereto.

(2)          For purposes of this Agreement, items of income and expense subject to proration and other adjustments (and, in the case of Prepaid Expenses, eligible to be purchased by Buyer) shall include, but are not limited to:  (i) personal and real property Taxes and assessments (to be settled at Closing by credit given at Closing pursuant to the following sentence); (ii) other prepaid expenses and items and accrued but unpaid liabilities, as of the close of business on the Closing Date, including rents, utilities and service contract obligations; and (iii) safe deposit rental payments previously received by Seller; provided, however, that (since such prepayment cannot benefit Buyer) Prepaid Expenses shall not include any prepaid federal deposit insurance premium or general liability or property insurance premiums paid by Seller.   Real property taxes shall be settled by a credit given to Buyer as part of the Final Closing Statement calculations for (i) all 2009 real estate taxes payable in 2010 (or, if 2009 real estate taxes are not known at the Closing Date, for an estimate conclusively based on 110% of the prior year's tax), plus (ii) a prorated amount for 2010 taxes payable in 2011 calculated at 110% of the last available real estate taxes.

4.   Payment of the Purchase Price.

(a)         At Closing, (1) if the Estimated Payment Amount as set forth on the Draft Closing Statement is a positive amount, Seller shall pay to Buyer an amount in dollars equal to such positive amount, or (2) if the Estimated Payment Amount as set forth on the Draft Closing Statement is a negative amount, Buyer shall pay to Seller an amount in dollars equal to the absolute value of such negative amount.

(b)         All payments to be made hereunder by one party to the other shall be made by wire transfer of immediately available funds (to such account as the appropriate party shall advise not later than two Business Days prior to the Closing Date) on or before 12:00 noon Eastern Time on the Closing Date.

(c)         If any instrument of transfer contemplated herein shall be recorded in any public record before the Closing and thereafter the Closing does not occur, then at the request of such transferring party the other party will deliver (or execute and deliver) such instruments and take such other action as such transferring party shall reasonably request to revoke such purported transfer.

5.   Closing and Closing Date.

(a)         The consummation of the transactions contemplated under this Agreement (the "Closing") will take place as soon as reasonably practicable, following the satisfaction, or where legally permitted, the waiver of conditions set forth in Section 6, the receipt by Seller of the Required Consents, the receipt by Buyer of all Regulatory Approvals, and expiration of applicable statutory waiting periods, on such date as may be mutually agreed to by the Parties; provided, however, that if the Parties do not so agree, then the Closing shall be held on the first Friday that is at least two Business Days following that date of satisfaction or waiver of such conditions (the date so fixed, the "Closing Date").  The parties agree to use their best efforts to consummate the closing on Friday, April 16, 2010, or (if that target date is not achieved) on the next Friday that is a Business Day that is practicable.

(b)         The Closing will be held remotely via the electronic exchange of documents and signatures on the Closing Date.  The parties hereto acknowledge and agree that (i) all proceedings at the Closing shall be deemed to be taken and all documents and funds to be delivered by all parties at the Closing shall be deemed to have been taken and delivered simultaneously, and no proceedings shall be deemed taken or any documents or funds delivered until all have been taken and delivered (or waived where legally permitted), and (ii) the Closing shall be deemed to have taken place at the executive offices of Buyer located in Jasper, Indiana.

(c)          Unless the parties agree pursuant to Section 14(b) that the conversion of the data processing with respect to the Branches and the Assets and Liabilities will be performed other than on the weekend immediately following the Closing Date, the Closing Date shall be on a Friday and such conversion will be completed prior to the opening of business on the following Monday.

6.   Obligations at Closing.

(a)         At Closing, Seller shall deliver to Buyer the following:

(1)          Duly executed special warranty deed for the Newburgh Branch and all other instruments of conveyance as may be necessary to sell, transfer and convey all right, title and interest in and to the Premises of the Newburgh Branch to Buyer, including without limitation the Indiana Sales Disclosure Form to be filed with the deed, a certification by Seller that the Newburgh Branch Premises does not constitute "property" as defined by the Indiana Responsible Property Transfer Law, and a Vendor's Affidavit sufficient for the Title Company to delete the so-called "standard exceptions" (other than the standard survey exception) from the Title Policy for the Newburgh Branch and date such policy no earlier than the time of recordation of the deed;

(2)          Duly executed:

(A)          Documents providing for the assignment and assumption of the Assigned Lynch Road Lease as executed by Seller and the public recordation of a memorandum of such assignment and assumption;

(B)           Consent of the landlord to the assignment of the Assigned Lynch Road Lease, including estoppel certifications reasonably satisfactory to Buyer, as executed and delivered by such landlord;

(C)           Documentation reasonably acceptable to Buyer that all of the obligations of the Landlord under the Assigned Lynch Road Lease, including without limitation the obligations provided by Section 9 thereof, have been fully performed and satisfied on or prior to the date of the estoppel certifications delivered at Closing;

(D)           Document providing for the subordination, non-disturbance and attornment by any mortgagee of the Lynch Road Branch in favor of Buyer, as executed and delivered by the mortgagee; and

(E)           Any documents necessary for the Title Company to delete the so-called "standard exceptions" (other than the standard survey exception) from the leasehold Title Policy for the Lynch Road Branch leasehold and date such policy no earlier than the time of recordation of the memorandum of lease assignment;

(3)           A duly executed bill of sale in substantially the form of Exhibit A attached hereto pursuant to which the Personal Property shall be transferred to Buyer;

(4)           The Assigned Contracts, Required Consents and other written agreements, contracts, leases and other documentation that relate to the Assets and Liabilities and the Safe Deposit Agreements;

(5)           The right to possession of the Loan Files and Loan Documents and the Collateral held by Seller as security for any Loan as provided for in Section 6(c);

(6)           Certified copies of resolutions of Seller’s board of directors authorizing the execution and delivery of this Agreement and the transactions contemplated by this Agreement;

(7)           Copies of the Records;

(8)           Such instruments of assumption of Liabilities as are required to effectively assign and transfer the obligations for the Liabilities to the Buyer and for Buyer to assume those Liabilities as provided herein, including, without limitation, an assignment and assumption agreement in substantially the form set forth on Exhibit B attached hereto with respect to the Liabilities, duly executed by Seller (the "Assignment and Assumption Agreement");

(9)           Such schedules of Assets and Liabilities as Buyer may reasonably request and in form and substance satisfactory to Buyer, and the Seller Disclosure Schedule;

(10)        Seller’s resignation as trustee or custodian, as applicable, with respect to each IRA which represents part of the Deposit Liabilities and designation of Buyer as successor trustee or custodian with respect thereto, as contemplated by Section 2(c);

(11)        The certificate of Seller’s President required by Section 8(f);

(12)        The Draft Closing Statement, including the Draft Loan Schedule (which shall have been furnished to Buyer no later than the fifth Business Day prior to the Closing Date);

(13)        A certification of non-foreign status meeting the requirements of Treasury Regulation 1.1445-2(b)(2), duly executed and acknowledged substantially in the form of the sample certificates set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv);

(14)        Cash On Hand;

(15)        Estimated Payment Amount, if any;

(16)        A complete set of keys for each Branch, including but not limited to keys for safe deposit boxes, vaults and automated teller machines and combinations for all combination locks, appropriately tagged for identification and any manuals or specifications with respect to vaults and automated teller machines, together with a schedule listing same;

(17)        A complete set of instructions and manuals including security codes for other security systems and devices at each Branch to the extent in the possession of Seller;

(18)        Construction and design plans and specifications  for the buildings and all improvements on the Premises of the Branches to the extent in the possession of Seller; and

(19)        Such other documents as the parties may determine are reasonably necessary to consummate the transactions contemplated hereby.

(b)           At the Closing, Buyer will deliver to Seller the following:

(1)           Certified copies of resolutions of Buyer’s board of directors authorizing the execution and delivery of this Agreement and the consummation of the transactions set forth in this Agreement;

(2)           Such instruments of assumption of Liabilities as are required to effectively assign and transfer the obligations for the Liabilities to the Buyer and for Buyer to assume those Liabilities as provided herein, including, without limitation, the Assignment and Assumption Agreement, duly executed by Buyer;

(3)           The certificate of Buyer’s Chief Executive Officer as required by Section 7(f);

(4)          Evidence of the Regulatory Approvals and the satisfaction of all required conditions of such Regulatory Approvals;

(5)          Buyer’s acceptance of its appointment as successor trustee or custodian, as applicable, of the IRAs which are part of the Deposit Liabilities and the assumption of the fiduciary obligations of the trustee or custodian with respect thereto, as contemplated by Section 2(c);

(6)           the Estimated Payment Amount, if any;

(7)           the updated and final Kick-out Loan Schedule; and

(8)           such other documents as the parties may determine are reasonably necessary to consummate the transactions contemplated hereby.

(c)         Loan Documents and Loan Files.

(1)           Not later than 24 hours following the Closing Date, Seller shall deliver to Buyer or its designee at the Branches the Loan Files and Loan Documents (reasonably organized and cataloged), in the medium (including imaged documents) then maintained by Seller.

(2)           Seller shall complete all endorsements of notes to the order of Buyer, and shall deliver the Loan Documents, along with assignments of real property security instruments in recordable form and assignments of financing statements, all in form satisfactory to Buyer, at the Closing.

(d)         Collateral Assignments and Filing. Seller shall take all such reasonable actions as requested by Buyer to assist Buyer in obtaining the valid perfection of a lien or security interest in the Collateral, if any, securing each Loan sold on the Closing Date in favor of Buyer or its designated assignee as secured party. Any such action shall be at the sole expense of Buyer, and Buyer shall reimburse Seller for all reasonable third party costs incurred in connection therewith.

(e)         Power of Attorney.  Seller shall execute and deliver to Buyer powers of attorney or other instrument satisfactory to Buyer’s counsel authorizing Buyer and its representatives to file or record assignments of Collateral and endorse in Seller’s name any checks, drafts, notes or other documents received in payment of the Loans after the Closing.

(f)          Premises Filings. On the Closing Date, Seller and Buyer shall cause the Title Company to file or record any and all documents necessary in order that the legal and equitable fee title to Premises at the Newburgh Branch, and to the leasehold interest of Seller in respect of the Lynch Road Branch, each as provided herein, be duly vested in Buyer.

7.  Conditions Precedent to Seller’s Obligations.  The obligations of Seller under this Agreement are, at the option of Seller, subject to the following conditions precedent that must be satisfied (unless waived by Seller in writing) at or before Closing or at or before such time as expressly set forth below:

(a)         The Regulatory Approvals shall have been made or obtained and shall remain in full force and effect, and all statutory waiting periods applicable to the transactions contemplated hereby shall have expired or terminated and no such Regulatory Approval shall have resulted in the imposition of a Burdensome Regulatory Condition;

(b)         Buyer shall have duly and timely performed its covenants and agreements herein on or prior to the Closing Date in all material respects;

(c)         Each of the representations and warranties of Buyer contained or referred to in this Agreement shall be true and correct at the Closing as though made at Closing (except to the extent such representations and warranties speak of an earlier date);

(d)         No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Legal Requirement or Order (whether temporary, preliminary or permanent) which prohibits or makes illegal, or materially restricts, the consummation of the transactions contemplated by this Agreement or materially alters the terms of this Agreement;

(e)         No Legal Proceedings shall have been instituted against Buyer where the determination of liability against such party would reasonably be expected to have a Material Adverse Effect or a material and adverse effect on the ability of such party to consummate the transactions contemplated by this Agreement;

(f)          There shall have been delivered to Seller a certificate confirming items (a)-(c) above, dated as of the Closing Date, and signed on behalf of the Buyer by its Chief Executive Officer; and

(g)         Buyer shall have delivered the closing deliverables set forth in Section 6(b).

8.  Conditions Precedent to Buyer’s Obligations.  The obligations of Buyer under this Agreement are, at the option of Buyer, subject to the following conditions precedent that must be satisfied (unless waived by Buyer in writing) at or before Closing or at or before such time as expressly set forth below:

(a)         The Regulatory Approvals shall have been made or obtained and shall remain in full force and effect, and all statutory waiting periods applicable to the transactions contemplated hereby shall have expired or terminated, and no such Regulatory Approval shall have resulted in the imposition of a Burdensome Regulatory Condition;

(b)         Seller shall have duly and timely performed its covenants and agreements herein on or prior to the Closing Date in all material respects;

(c)         Each of the representations and warranties of Seller contained or referred to in this Agreement shall be true and correct at the Closing as though made at the Closing (except to the extent such representations and warranties speak of an earlier date) without giving effect to any supplement to Seller’s Disclosure Schedule (except for supplements to the Seller’s Disclosure Schedule with respect to Schedule 2(a)(1), Schedule 2(a)(5), and Schedule 9(f) (as related to matters listed on the Final Loan Schedule that were not listed on the Draft Loan Schedule or as related to Additional Loans);

(d)         No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Legal Requirement or Order (whether temporary, preliminary or permanent) which is in effect and which prohibits or makes illegal, or materially impacts, the consummation of the transactions contemplated by this Agreement or materially alters the terms of this Agreement;

(e)         No Legal Proceedings shall have been instituted against Buyer or Seller where the determination of liability against such party would reasonably be expected to have a Material Adverse Effect or a material and adverse effect on the ability of such party to consummate the transactions contemplated by this Agreement;

(f)          There shall have been delivered to Buyer a certificate confirming items (a)-(c) above, dated as of the Closing Date, and signed on behalf of the Seller by its President;

(g)

(1)          Buyer shall, at its discretion, have obtained a Phase I Environmental Site Assessment report ("Buyer’s Phase I Report"), which shall be at Buyer’s expense, prepared after the date hereof.  Buyer shall report to Seller the results of the Buyer’s Phase I Report, together with any objections (an "Objection") to any matter that Buyer believes in its reasonable discretion indicates the existence of a release or threatened release of Hazardous Substances at, on or under the Premises in violation of any Environmental Law.  Buyer shall provide the report together with any Objections to Seller no later than 30 calendar days after the date of this Agreement.  If Buyer raises any Objections, Seller and Buyer shall address such Objection as set forth in subsection 8(g)(2) below.  If Buyer decides to forego obtaining Buyer’s Phase I Report as the result of an existing Phase I Environmental Site Assessment for the Premises, the Seller shall use commercially reasonable efforts to obtain from the preparer of such Phase I a letter reasonably acceptable to Buyer allowing Buyer to rely on the findings and conclusions in such Phase I.

(2)           If Buyer discovers any Objections that would require further investigation or removal or remediation activities or corrective action, as determined by Buyer in its reasonable discretion, Buyer shall promptly give written notice thereof to Seller describing the Objection or Objections in detail, and Seller shall have the obligation to conduct such investigations, removal or remediation activities or corrective action to cure such Objection(s) prior to the Closing, if reasonably possible.  If Seller is unable or unwilling to cure any such Objection to Buyer’s reasonable satisfaction, then in Buyer’s sole and absolute discretion, and upon written notice to Seller, such notice to be received by Seller no later than ten calendar days after Buyer is notified in writing of Seller’s inability or unwillingness to cure any such Objection: (a) Buyer shall receive title or a leasehold interest in the Premises or Branch Lease, respectively, in their then existing condition with a corresponding adjustment to Purchase Price that is mutually agreeable to both parties, if any, or (b) Buyer may terminate this Agreement, or (c) Seller shall keep title to the Premises related to such Objection(s) and Buyer may lease such Premises from Seller on terms mutually agreeable to both parties with a corresponding mutually agreeable adjustment to the Purchase Price.

(h)         All Title Objections shall have been cured, waived by Buyer or become an Insured Exception, in each case, as contemplated by Section 14(o) and the Title Policy with respect to the Newburgh Branch Premises and the leasehold Title Policy with respect to the Lynch Road Branch Premises shall have each been issued together with any endorsements ordered by Buyer;

(i)           Seller shall have delivered the closing deliverables set forth in Section 6(a); and

(j)           There shall not have occurred any Material Adverse Effect after the date of this Agreement.

9.   Representations and Warranties of Seller.  Seller represents and warrants to Buyer as follows, subject to the exceptions disclosed in writing in the Seller Disclosure Schedule and delivered to Buyer as of the date hereof:

(a)          Corporate Organization.  Seller is a an Illinois banking corporation duly organized, validly existing and in good standing under the laws of the United States of America, and is entitled to own its properties where such properties are now owned and operated and has the requisite power and authority to conduct its business as now being conducted at the Branches. Seller is an insured depository institution pursuant to the provisions of the Federal Deposit Insurance Act, as amended.

(b)         Books and Records.

(1)           The books of account and general ledger of the Seller fairly and accurately in all material respects reflect the assets and liabilities of Seller in accordance with GAAP consistently applied or regulatory accounting principles, whichever is applicable.

(2)           The books of account and general ledger of the Seller (i) are maintained by Seller in all material respects in accordance with applicable legal and accounting requirements and (ii) reflect only actual transactions.

(3)           The Draft Closing Statement provided in accordance with this Agreement will accurately reflect, as of the close of business on the fifth Business Day prior to the Closing Date, the unpaid principal balance plus accrued unpaid interest of the Assets that are Loans that are described thereon, and the face value of the Cash on Hand, and the Prepaid Expenses, recorded at their historical cost and depreciated or otherwise adjusted in accordance with Seller’s historical accounting policies, all in accordance with GAAP consistently applied.

(c)         Title to Assets.  Except for the Collateral for the Loans, Seller is the lawful owner of, or in the case of leased Assets, has a valid leasehold interest in, each of the Assets, and except as set forth on Schedule 9(c), the Assets are not subject to any Lien other than Permitted Liens.  Subject to and upon the execution of the documents of transfer, conveyance and assignment by Seller as provided herein at Closing and the receipt of the consents and approvals as set forth herein, Seller has the right to sell, convey, transfer, assign and deliver to Buyer all of Seller’s right, title and interest in and to the Assets free and clear of any Lien other than Permitted Liens and subject to the terms and conditions hereof, on the Closing Date, Buyer will acquire good and marketable title to all of the Assets (other than the Collateral for the Loans), or to the extent such Assets are leased, Buyer will acquire good and marketable title to the leasehold interests in such leased Assets, free and clear of any Lien other than Permitted Liens.

(d)         Premises.

(1)          Seller has not received and has no Knowledge of any written notice of violation, citations, summonses, subpoenas, compliance orders, directives, suits, other legal process, or other written notice of potential liability under applicable zoning, building, fire and other applicable laws and regulations relating to the Premises which would reasonably be expected to have a Material Adverse Effect on the operation of the Premises as a retail banking branch or otherwise on a basis consistent with its current use.

(2)          Seller has not received any written notice of a condemnation or similar proceeding relating to the Premises.

(3)          Except as set forth on Schedule 9(d) of the Seller Disclosure Schedule, Seller has received no notice of any existing or pending special assessments affecting the Premises which may be assessed by any Governmental Entity, water or sewer authority, drainage district or any other special taxing district.

(4)          There are no outstanding agreements, contracts, options, commitments or understandings of any nature obligating Seller to transfer any of the Premises or rights or interest therein to any other Person or entity other than matters of record.

(5)          Except as set forth on Schedule 9(d) of the Seller Disclosure Schedule and except as set forth in any Safe Deposit Agreements, there are no leases, subleases, licenses or other rental agreements or occupancy agreements which grant any possessory interest in and to any space situated on or in the Premises or that otherwise give rights with regard to the use of the Premises or any portion thereof.  The copy of the Assigned Lynch Road Lease (including any amendments thereto) attached to Schedule 9(d) is a true and accurate copy of the entire document, as amended and supplemented through the date hereof, and there is no default on the part of Seller and to the Knowledge of Seller, on the part of Seller’s landlord under the Assigned Lynch Road Lease and it is in full force and effect.

(6)          The Premises (or the use and operation of any component, portion or area of such Premises) are in compliance in all material respects with all applicable Legal Requirements and there are presently and validly in effect all Government Authorizations necessary for the operation of the Premises as a retail banking branch or otherwise on a basis consistent with its current use.

(7)           Except as set forth on Schedule 9(d) of the Seller Disclosure Schedule, the Seller has not allowed any work to be done on the Premises that would give rise to any Liens and no contracts are outstanding or are in effect with respect to the performance of such work.  If any such work is performed prior to the Closing Date, Seller shall discharge all obligations arising therefrom, and shall remain liable after the Closing Date for the discharge of all such obligations; provided, however, Seller shall not be responsible for discharging or required to discharge the lien more particularly described on Schedule 9(d) and defined as the Newburgh Lien, but Seller shall indemnify and hold harmless Buyer for any and all Losses (on a first-dollar basis, not subject to the deductible limitations of Section 17 or to be considered in calculating the indemnification  limits of Section 17) incurred by Buyer as a result of such Newburgh Lien; provided that  Buyer shall permit Seller to defend any and all claims associated with the Newburgh Lien and negotiate any settlement leading to release of the Newburgh Lien.

(e)         Environmental Matters.

(1)          The Premises have been operated by Seller in compliance with all Applicable Environmental Laws, including, but not limited to, Legal Requirements relating to the use, handling, release, storage and disposal of Hazardous Substances.  Seller has not (i) used, handled, stored or disposed of Hazardous Substances on the Premises or elsewhere, or (ii) discharged or released any Hazardous Substances upon the Premises or elsewhere, in violation of any Applicable Environmental Laws or in a manner resulting in impacts to the environment above the standards set forth in Applicable Environmental Laws or that would otherwise impose liability.  To the Knowledge of Seller, no other party has, in violation of any Legal Requirement, engaged in any such use, handling, storage, disposal, discharge or release of any Hazardous Substance on the Premises in violation of Applicable Environmental Laws.  To the Knowledge of Seller, the Premises have been and are free of (i) any Hazardous Substances, in violation of any Legal Requirement, (ii) soil, soil vapor, and groundwater contamination in excess or violation of any applicable cleanup standard, or (iii) any underground or above-ground storage tanks, disposal pits, landfills, surface impoundments, clarifiers, leachfields, septic tanks, and wells.

(2)           To Seller’s Knowledge, Seller has maintained secured creditor liability exemptions pursuant to 42 U.S.C. § 9601(20) and similar laws under applicable states and has not participated in management nor otherwise exercised control over any borrower such that Seller would be subject to any liability with respect to any environmental matters in connection with any security, borrower’s operations or any borrower’s property; and to Seller’s Knowledge, Seller has not foreclosed on a loan or taken over security in a manner that would result in liability under Environmental Laws and, where applicable to avoid liability, has sought to divest itself of any such properties at the earliest practicable, commercially reasonable time, on commercially reasonable terms.

(3)          Except as set forth in Schedule 9(e) of the Seller Disclosure Schedule, there are no legal, administrative, arbitration or other proceedings, lawsuits, notices of violations, claims, actions, causes of action, environmental investigations or remediation activities, private or governmental, of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on the Seller of any liability or obligation under any Applicable Environmental Laws, pending or, to the Knowledge of the Seller, threatened against the Seller.  To the Knowledge of the Seller, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation on the Seller. Neither the Seller nor the Premises is subject to any agreement, order, award, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency, arbitrator, or third party imposing any unsatisfied liability or unmet obligation pursuant to or under any Applicable Environmental Laws.

(4)          Seller has not commissioned and does not have in its possession any environmental audits, reports and other material environmental documents relating to the Premises.

(f)          Loans.

(1)          The Draft Loan Schedule that will be delivered by Seller as part of the Draft Closing Statement prior to the Closing Date, and the Final Loan Schedule that will be delivered by Seller as part of the Final Closing Statement after the Closing Date (each a "Loan Schedule") shall each reflect (A) the Loans that have been discussed with Buyer in connection with its review of the Loans prior to the date of the execution of the Agreement, plus (B) any Loans originated after the date of this Agreement and prior to the Closing Date, in accordance with the Seller's covenants in this Agreement as to new loan originations and in the ordinary course of its business at the Branches, that Buyer may elect to purchase as Additional Loans.  Each Loan Schedule shall provide, as of its respective date, a true and accurate description of the Loans, setting forth, with respect to each Loan, (i) the name, address and telephone number of the customer, (ii) the aggregate outstanding unpaid principal balance, Accrued Interest and any corporate advances of such Loan, (iii) the amount of credit committed under any Loan which is a line of credit, (iv) the interest rate, (v) the Collateral for the Loan, (vi) the lien priority of the Seller's security interest in each item of the Collateral, and (vii) any participations sold including the name, address and telephone number of each participant, the amount of such participation and terms of any obligations or rights of such participation as to future advances or other extensions of credit under such Loan.

(2)          Seller’s loan files for the Loans (the "Loan Files") contain originally executed notes, leases and other evidences of any indebtedness, including, without limitation, all originally executed loan agreements, loan participation agreements and certificates, control agreements, security agreements, mortgages, guarantees, forbearance agreements, UCC financing statements (to the extent executed) and similar documents evidencing Collateral or other financial accommodations relating to the Loans (the "Loan Documents").  The Loan Files and the Records together accurately reflect the payment history through the applicable date thereof (giving effect to the ordinary processing and posting timelines of Seller's data processing systems), the outstanding balance of the Loan as of the date indicated therein, and all receipts pertaining to the Loan from the Obligor(s) thereof and all credits to which such Obligor(s) are entitled as of the date indicated therein.

(3)           Except as set forth on Schedule 9(f), the Seller is the sole record owner and holder of each Loan, has not assigned or pledged any such Loan, and has good and marketable title to all of the Loans, free and clear of all liens and participations other than participations listed on the Draft Loan Schedule or the Final Loan Schedule and except for the sold portion of any SBA-guaranteed loans.

(4)           Each Loan was made and documented and has been serviced in the ordinary course of the Seller's business and in accordance with Seller's credit underwriting policies, procedures and lending criteria.

(5)           Except to the extent, and in the amounts, as may be specifically indicated on the Loan Schedule, the proceeds of each Loan that is not a line of credit have been fully disbursed and there is no obligation or requirement to make future advances thereunder or to make any corporate advancements with respect thereto.

(6)           Each participation sold in a Loan was sold by the Seller without recourse.  To Seller’s Knowledge, each participation agreement is the legal, valid and binding obligations of each participant, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership, conservatorship and laws relating to or affecting creditors' rights generally and to public policy and to general principles of equity.  Seller has complied with all of its obligations under each such participation agreement, and there is no existing default by Seller, or to Seller’s Knowledge, any participant or any other party under any such participation agreement, nor shall the sale of any Loan subject to a participation violate any applicable participation agreement.

(7)           Each Loan is evidenced by notes or other evidences of indebtedness that are true and genuine, and is accruing interest in accordance with the terms of such Loan.  Each of the Loan Documents (i) is the legal, valid and binding obligation of the obligor, maker, co-maker, guarantor, mortgagor, endorser or debtor (such Person referred to as an "Obligor") thereunder, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership, conservatorship and laws relating to or affecting creditors' rights generally and to public policy and to general principles of equity and (ii) is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership and conservatorship laws and all other laws relating to or affecting creditor’s rights generally and to public policy and general principles of equity.  To Seller’s Knowledge, the Loan Documents contain genuine signatures of the parties thereto, including, but not limited to makers and endorsers and of Seller.  The Loan Documents are supported by adequate consideration.  To Seller’s Knowledge, each Obligor at the time of execution of each Loan Document to which such Obligor is a party had capacity to contract, and none of the obligations represented by the Loan Documents have been modified, subordinated, altered, forgiven, discharged or otherwise disposed of except as indicated by the Loan Documents contained among the Loan Files or as a result of bankruptcy or other debtor’s relief laws of general application.  No Obligor has any right of rescission pursuant to the Truth in Lending Act or other Legal Requirement which has not expired or otherwise terminated.  To the Knowledge of Seller, no maker, signatory or guarantor on any Loan is in bankruptcy and none of the Loans are subject to any offsets or claims of offset, or claims of other liability on the part of Seller.

(8)          Except as set forth on Schedule 9(f), each of the Loans may be assigned to the Buyer without the approval or consent of any Obligor or any participant or other third party.  The Seller is not contractually obligated to sell all or any portion of the Loans or related servicing to any other person.  Except as set forth on Schedule 9(f), upon consummation of the Closing, Buyer will own all rights, titles, and interests in the Loans and related servicing free and clear of any pledge, lien, or encumbrance.

(9)          No term of any Loan (or of any participation agreement with respect to any Loan) has been amended or waived except as set forth in the Loan Documents.

(10)        Each Loan and Loan Document is genuine and represents a bona fide transaction with the Obligor.  No fraud occurred on the part of Seller or to Seller’s Knowledge, on the part of any Obligor, in connection with the origination of the Loans or the sale of any participation.

(11)        To Seller’s Knowledge, the Seller has a valid and enforceable lien on all the Collateral, the priority of which will be as stated in the Loan Schedule.  To Seller’s Knowledge, the Collateral for all Loans is appropriately titled, recorded, or registered in one of the fifty (50) states of the United States as and to the extent required by applicable law to perfect a security interest in the Collateral.

(12)        The information set forth in the Loan File for each Loan is true and correct in all material respects as of the stated date or dates as indicted on its face. The payment history and record of charges, fees, and finance charges included in the Loan File are accurate in all material respects.

(13)        Except as disclosed on Schedule 9(f) or on the Draft Loan Schedule or Final Loan Schedule, none of the Loans, as of the respective dates of the Seller’s Disclosure Schedule, Draft Loan Schedule and Final Loan Schedule, will be classified on the Seller's internal watch list or classified by regulatory authorities, or will be Loans as to which the Obligor is (i) then more than thirty (30) days past due in payment of principal or interest, or (ii) to Seller’s Knowledge at such respective date, then in breach, violation, noncompliance, default or event of acceleration under the Loan Documents.  To Seller’s Knowledge, no event which, with notice and expiration of any grace or cure period, has occurred with respect to a Loan that would constitute a default, breach, violation, or event of acceleration under the terms of any Loan Document, and no such default, breach, violation, or event of acceleration has been waived by the Seller.  Except as set forth on Schedule 9(f), there is no litigation pending or threatened by the Seller to repossess or foreclose upon the Collateral or to collect any past due amounts on any of the Loans.

(14)        To the Seller’s Knowledge, except as set forth on Schedule 9(f), no Obligor has (i) filed, or consented by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, (ii) made an assignment for the benefit of its creditors, (iii) consented to the appointment of a custodian, receiver, trustee, liquidator or other officer with similar power over itself or any substantial part of its property, (iv) been adjudicated insolvent, or (v) taken action for the purpose of authorizing any of the foregoing.

(15)        No Loan is subject to any right (exercisable by any Obligor) of rescission, set-off, counterclaim, or defense, including the defense of usury, nor will the operation of any terms of any Loan Document, or the exercise of any right under any Loan Document, render any Loan Document unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense.

(16)        The Seller is not transferring any Loan to the Buyer with any intent to hinder, delay, or defraud any of Seller's creditors.

(17)        Except as set forth on Schedule 9(f), each Loan has been made and documented, and all Loan Documents have been performed, in compliance in all material respects with all applicable Legal Requirements, including, without limitation, laws and regulations relating to the Uniform Commercial Code, usury, truth in lending, consumer protection, equal credit opportunity, and consumer disclosure.  The Seller has performed in all material respects all obligations under the Loan Documents and is not in breach, noncompliance or default thereof.

(18)        For each Loan secured by real property:

(A)          To Seller’s Knowledge, any mortgaged real property in an area listed in the Federal Register by the Federal Emergency Management Agency as an area with special flood hazards is covered by a flood insurance policy that is in full force and effect and written by a generally acceptable insurance company, which policy meets current guidelines of the Federal Insurance Administration and is for an amount at least equal to the amount required by Seller’s loan policies;

(B)           to the Knowledge of Seller, the mortgaged property has never been used for the storage, treatment or disposal of any material amount of Hazardous Substances (other than by tenants in the ordinary course of tenancy or the owner in the ordinary course of business, and such storage, treatment or disposal of Hazardous Substances is or was in all material respects in accordance with all applicable Legal Requirements), nor has such mortgaged property ever been listed by any governmental agency as containing any Hazardous Substance in violation of Legal Requirement unless such Hazardous Substance has been remediated;

(C)           the terms of the mortgages or other security documents have not been impaired, waived, altered or modified in any respect, except by a written instrument that is included in the Loan Files;

(D)           there is no proceeding pending or, to Seller’s Knowledge, threatened, for the total or partial condemnation of any mortgaged property;

(E)           to Seller’s Knowledge, the mortgaged property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the mortgaged property as security for the related Loan, or the use for which the premises were intended; and

(F)           Seller has no Knowledge that any improvement on the mortgaged property is in violation of any applicable zoning law or regulation, or that any improvements that are included in the appraised value of the mortgaged property are not totally within the property’s boundaries and building restriction lines or that any improvements on adjoining property encroach on the mortgaged property.

(19)        No Taxes or other liability of Seller shall accrue against or be collected from Buyer out of any Loan by reason of the purchase thereof by Buyer. Seller has paid or caused to be paid any and all license, franchise, intangible, stamp or other Tax or fee due and owing to any state where a Loan originated, or any political subdivision thereof, arising from or relating to the acquisition, collection or holding of any Loan by the Seller.

(20)        Neither Seller nor to Seller’s Knowledge, any of its agents, officers, employees or representatives, has been guilty of any civil or criminal fraud with respect to the creation of any Loan or with respect to the transfer, assignment and sale of the same to Buyer hereunder.

(21)        No Loans have been sold subject to an agreement to repurchase.

(22)        No Obligor or other party in connection with the Loans has notified Seller, or has asserted against Seller, in each case in writing, any "lender liability" or similar claim.

(23)        Seller has made no commitment to make or modify the terms and conditions of any Loan other than as set forth in the Loan Files.

(24)        No Loan is cross-collateralized with any other loan of the Seller that is not being sold to Buyer as a Loan hereunder.

(g)         Deposit Liabilities. Except as set forth on Schedule 9(g), the Deposit Liabilities are genuine obligations of Seller and have been originated or extended and administered in material compliance with the documents governing the relevant type of Deposit Liabilities and all Legal Requirements, including without limitation, the Truth in Savings Act and regulations promulgated thereunder.  The Deposit Liabilities are insured by the FDIC through the Deposit Insurance Fund to the fullest extent provided for by applicable Legal Requirement and all premiums and assessments required to be paid in connection with such insurance have been paid when due.  All interest has been properly accrued on the Deposit Liabilities and Seller’s records accurately reflect such accrual of interest.  Seller has not received written notice of any loss or potential loss of any material business or customers related to the Loans or the Deposit Liabilities.

(h)         Safe Deposit Boxes.  Seller is in compliance with the terms and conditions of the Safe Deposit Agreements.

(i)          Branch Business.

(1)          The business at the Branches has been conducted in compliance with Seller’s policies and procedures and in material compliance with all Legal Requirements.

(2)          Except as set forth in Schedule 9(i), there are no Legal Proceedings or Order entered, promulgated or pending or, to the Knowledge of Seller, threatened against or affecting the Assets, Liabilities, or any of the Branches or the business of Seller as it relates to or is conducted by the Branches at law or in equity or otherwise, and there are no unsatisfied judgments of record against Seller. There are no obligations or liabilities (whether or not accrued, contingent or otherwise) that would reasonably be expected to result in any claims against or obligations or liabilities of Seller with respect to the Branches, the Assets or Liabilities.

(j)           Regulatory Approval; Regulatory Agreement.

(1)           There are no pending or, to the Knowledge of Seller, threatened disputes or controversies between Seller and any Governmental Entity.

(2)           Seller has not received any written indication, or, to the Knowledge of Seller, oral notification, from any Governmental Entity that such Governmental Entity would oppose or refuse to grant a regulatory approval regarding execution of this Agreement by Seller and consummation of the transactions contemplated herein by Seller.

(3)           Except as set forth in Schedule 9(j), Seller is not subject to any cease-and-desist or other order issued by, or a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or been a recipient of any supervisory letter from, or has adopted any board resolutions (each of the foregoing, a "Regulatory Agreement"), at the request of any Governmental Entity, nor has the Seller been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

(4)           To Seller’s Knowledge, Seller has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that Seller was required to file since December 31, 2008 with each Governmental Entity.  Each such report, registration and statement, together with any amendments thereto, is true and accurate in all material respects.

(k)         Power, Authority and Enforceability.  Seller has the requisite power and authority to enter into, deliver and perform this Agreement and any instruments or other documents executed pursuant hereto.  This Agreement and any instruments or other documents executed pursuant hereto, and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate action on the part of Seller.  This Agreement has been duly and validly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer, constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally, as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

(l)           No Conflict.  The execution, delivery and performance of this Agreement and any instruments and documents executed pursuant hereto by Seller do not, and will not:

(1)          violate any provision of the organizational documents of Seller,

(2)          subject to the receipt of all regulatory approvals required by this Agreement as set forth in Schedule 9(l)(2) of the Seller Disclosure Schedule (the "Regulatory Approvals"), constitute a breach or violation of, or default under, any Legal Requirement, Order or Governmental Authorization to which Seller is subject, which breach, violation or default, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or

(3)          subject to the receipt of all consents required by this Agreement as set forth on Schedule 9(l)(3) of the Seller Disclosure Schedule (the "Consents" and together with the Regulatory Approvals collectively referred to as, the "Required Consents"), constitute a breach or violation of, or default under, any agreement or instrument of Seller or to which Seller is subject or by which Seller is otherwise bound, which breach, violation or default, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or

(4)          result in the creation of any Lien upon any of the Assets.

(m)        Licenses and Permits.  Seller has all Governmental Authorizations necessary for the lawful conduct of its business at each of the Branches, as now conducted and, except as would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect, all such Governmental Authorizations, are valid and in good standing and, to the Knowledge of Seller, are not subject to any suspension, modification or revocation or proceedings related thereto.

(n)         Required Consents.  Except as set forth in Schedule 9(l)(3), other than the Regulatory Approvals, no notices, reports or other filings are required to be made by Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller from, any Governmental Entity in connection with the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement by Seller. Other than the Required Consents, there are no consents or approvals of any Governmental Entity or other third party required to be obtained in connection with the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement by Seller.

(o)         Personal Property.  Except as set forth on Schedule 9(o), Seller has valid title to the Personal Property, free and clear of any Liens other than Permitted Liens, and has the right to sell, convey, transfer, assign and deliver to Buyer all of the Personal Property.  The Personal Property is in good working order, ordinary wear and tear excepted, and is fit for the purpose for which it is used by Seller in the conduct of the business of the Branches.  The Personal Property is sufficient to operate the Branches in the manner presently operated by Seller.

(p)         Insurance.  Seller has provided to Buyer a complete and accurate list and description (including coverage, deductible and expiration date) of all insurance policies (collectively, the "Insurance Policies"), which are owned by and issued directly to Seller and which pertain to the Assets (other than the Collateral), Branches or Seller’s employees.  To Seller’s Knowledge, all such Insurance Policies are in full force and effect, and Seller has not received written notice of termination or non-renewal of any such Insurance Policies.  Since December 31, 2008, Seller has not received: (i) any written notice of cancellation of any Insurance Policy or refusal of coverage thereunder; (ii) any written notice that any issuer of such Insurance Policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated; or (iii) any other indication in writing that such Insurance Policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder.  Since December 31, 2008, Seller has not been advised of any adverse change in Seller’s relationship with its insurers or in the premiums payable pursuant to such policies.  Seller shall keep all Insurance Policies in full force and effect through the Closing Date.

(q)         Employment; Labor.

(1)           Seller has provided or will make available to Buyer within ten days after the date hereof a complete list of all employees employed at the Branches as of the date hereof and a true and correct copy of each such employee’s complete employment file. To Seller’s Knowledge, all employment files have been maintained in compliance in all material respects with all applicable Legal Requirements regarding employment. There are no employment agreements, non-compete agreements or other contracts or arrangements with employees employed or independent contractors or consultants retained, at the Branches.

(2)           There are no labor controversies pending, or to the Knowledge of Seller, threatened against Seller with respect to Seller’s employees at the Branches and, to the Knowledge of Seller, no group, organization or union has attempted to organize Seller’s employees at the Branches.

(3)           To Seller’s Knowledge, no employee of Seller at the Branches is party to, or is otherwise bound by, any agreement, including any confidentiality, non-competition, non-solicitation, or proprietary rights agreement between such employee and any other Person which materially adversely affects or will materially adversely affect the employee’s ability to perform duties as an employee of Buyer following the Closing.

(4)           To Seller’s Knowledge, the employment of each employee of Seller at the Branches is terminable at will without cost to Seller except for payment of accrued salaries or wages and vacation pay and other benefit payments, including, without limitation, paid time off or COBRA payments.  No current or former employee of Seller has any right to be rehired by Seller prior to Seller’s hiring an individual not previously employed by Seller.

(5)           All employees of Seller at the Branches have been or will have been, on or before the Closing, paid in full by Seller for all earned wages, salaries, commissions, bonuses, vacation pay, sick pay, and other compensation of any kind for services performed on behalf of Seller up to and including the Closing Date.

(6)           Seller has not taken any action which was calculated to dissuade any present employees, representatives or agents of Seller from working for the Buyer following the Closing.

(r)          Tax Matters.  Except as set forth in Schedule 9(r) of the Seller Disclosure Schedule:

(1)           Seller has filed all material Tax Returns that it is required to file (taking into account any extensions of a required filing date).  All such Tax Returns were correct and complete in all material respects.  All Taxes owed by Seller (whether or not shown on any Tax Return) have been paid.  Seller is not currently the beneficiary of any extension of time within which to file any Tax Return.  There are no encumbrances on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

(2)           Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(3)           There is no dispute or claim concerning any Tax liability of Seller either (A) claimed or raised by any authority in writing or (B) as to which any of the directors and officers (and employees responsible for Tax matters) of Seller have Knowledge based upon personal contact with any agent of such authority.  No written claim has been made by an authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction, nor to Seller’s Knowledge, is there any factual or legal basis for any such claim.  Schedule 9(r) of the Seller Disclosure Schedule lists all material federal, state, local and foreign income Tax Returns filed for each of the last three years with respect to Seller, indicates any Tax Returns that have been audited, and indicates any Tax Returns that currently are the subject of audit.

(4)           Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(5)           Seller has no permanent establishment in any foreign country, as defined in the relevant Tax treaty between the United States of America and such foreign country.

(6)           No deficiency or proposed adjustment which has not been settled or otherwise resolved for: (A) any amount of Tax has been proposed, asserted or assessed by any taxing authority against Seller, or (B) any material amount of Tax has been proposed, asserted or assessed by any taxing authority against any affiliated group with respect to a taxable period during which Seller was a member of the affiliated group.

(7)           Schedule 9(r) of the Seller Disclosure Schedule contains a list of states, territories and jurisdictions (whether foreign or domestic) in which Seller has filed Tax Returns.

(s)          ERISA.

(1)           To Seller’s Knowledge, neither Seller nor any ERISA Affiliate have any liability or liabilities under any Employee Benefit Plan that will become a liability or liabilities of Buyer or any Affiliate of Buyer or result in any Lien on the Assets or on any other assets of Buyer and Buyer’s Affiliates.

(2)           To Seller’s Knowledge, Seller, and its ERISA Affiliates, have complied and will, both before and after the Closing, comply with the requirements of COBRA.

(3)           To Seller’s Knowledge, Schedule 9(s) of the Seller Disclosure Schedule sets forth a true and complete list of each Employee Benefit Plan applicable to Seller’s employees at the Branches.  Neither Seller nor any of its ERISA Affiliates sponsors, maintains or contributes to (and no such Person has ever sponsored, maintained or contributed to) any "employee pension benefit plan" (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code, any "multiemployer plan" as defined in Section 3(37) of ERISA, or any "multiple employer plan" subject to Section 4063 or 4064 of ERISA.  None of the Assets (i) are "plan assets" of any Employee Benefit Plan, (ii) are subject to any Lien or other encumbrance relating to any Employee Benefit Plan under ERISA, the Code, or otherwise, or (iii) otherwise have been identified or earmarked as available for or relating to benefits under any Employee Benefit Plan.

(t)           Intellectual Property.

(1)           To the Knowledge of Seller, the maintenance of the Liabilities or ownership or use of Assets do not infringe on or otherwise violate the Intellectual Property rights of any Person. To the Knowledge of Seller, in the five years immediately preceding the date of this Agreement, Seller has not received any written notice of any pending, existing or threatened claim, action or proceeding with respect to any claims of infringement or misappropriation of any third party’s Intellectual Property rights and, to the Knowledge of Seller, no such claim, action or proceeding is pending, existing or threatened, and to the Knowledge of Seller, there are no obligations or liabilities (whether or not accrued, contingent or otherwise) or, facts or circumstances arising from Seller’s maintenance of the Liabilities and ownership or use of the Assets that would reasonably be expected to result in any claims against Seller for the misappropriation of infringement of Intellectual Property rights with respect to the Branches, the Assets or Liabilities.

(2)           To the Knowledge of Seller, no current or former employee, consultant or independent contractor of Seller:  (i) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other contract, agreement, arrangement, commitment or undertaking with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, Seller or using trade secrets or proprietary information of others without permission; (ii)  has misappropriated any trade secrets of any other Person in the course of its performance as an employee, independent contractor or agent or (iii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for Seller that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.  To the Knowledge of Seller, the employment of any employee of Seller or the use by Seller of the services of any consultant or independent contractor does not subject Seller to any liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for Seller, whether such Liability is based on contractual or other legal obligations to such third party.

(u)         Assigned Contracts.

(1)           Seller has made available to Buyer true, complete and accurate copies of the Assigned Contracts, together with all amendments, modifications or supplements thereto, including any assignments thereof.

(2)           The Assigned Contracts are the valid and binding obligation of Seller, and to the Knowledge of Seller, of each other party thereto; and, except as would not reasonably be expected to have a Material Adverse Effect, there does not exist with respect to Seller’s obligations thereunder, or, to the Knowledge of Seller, with respect to the obligations of each other party thereto, the counterparty thereof, any default, or event or condition which constitutes or, after notice or passage of time or both, would constitute a default on the part of Seller or such other party, as applicable, under the Assigned Contracts.

(v)         Solvency.

(1)           Seller is not insolvent and will not be rendered insolvent by the transactions contemplated hereunder.  As used in this Section 9(v), "insolvent" means that sum of the debts and other probable liabilities of Seller exceeds the present fair saleable value of Seller’s assets.

(2)           Immediately after giving effect to the consummation of the transactions contemplated hereunder: (i) Seller will be able to pay it liabilities as they become due in the ordinary course of business; (ii) Seller will not have unreasonably small capital with which to conduct its business; (iii) Seller will have assets (calculated at fair market value) that exceed its  liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and in the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller.  The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

(w)        No Intent to Defraud.  Seller has not entered into the transactions contemplated by this Agreement with any intent to hinder, delay or defraud any creditor or any other Person.

(x)         Brokers.  Other than Norman Backues & Associates, Inc. (the compensation of which shall be paid solely by Seller), Seller has not employed or contracted with any broker, finder, or investment banker or incurred any liability for brokerage fees, commissions, finders’ fees or other like payment in connection with the transactions contemplated hereunder.

(y)         Soldiers and Sailors Civil Relief Act.  No borrower or obligor under the Loans has requested in writing, and Seller has not allowed, any relief to any borrower on any Loan pursuant to the Soldiers and Sailors Civil Relief Act of 1940, as amended.

(z)          Disclosure.

(1)           To Seller’s Knowledge, no representation or warranty or other statement made by Seller in this Agreement, in any Exhibit hereto, Seller’s Disclosure Schedule, any supplement to Seller’s Disclosure Schedule or the certificates or other instruments delivered in connection herewith nor any document or information furnished to Buyer or its respective employees, officers, directors agents and Affiliates by or on behalf of Seller, or its respective employees, officers, directors, agents and Affiliates contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

(2)           Seller does not have Knowledge of any fact that may materially adversely affect the Assets, Loans or Deposit Liabilities that has not been set forth in this Agreement or Seller’s Disclosure Schedule.  Seller’s Disclosure Schedule shall be updated by Seller effective as of the date of Closing.

(3)           Notwithstanding anything contained herein to the contrary, the representations and warranties contained in this Agreement shall not apply to and shall not be deemed to be applicable to or inclusive of the Loans that are listed on the Kick-Out Loan Schedule.

10.  Representations and Warranties of Buyer.  Buyer represents and warrants to Seller as follows, subject to the exceptions disclosed in writing in the Buyer Disclosure Schedule and delivered as of the date hereof:

(a)          Corporate Organization.  Buyer is an Indiana banking corporation duly organized and existing in good standing under the laws of the United States.

(b)         Power, Authority and Enforceability.  Buyer has the requisite power and authority to enter into, deliver and perform this Agreement and any instruments or other documents executed pursuant hereto.  This Agreement and any instruments or other documents executed pursuant hereto, and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate action on the part of Buyer.  This Agreement has been duly and validly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally, as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

(c)         No Conflict.  The execution and delivery of this Agreement and any instruments and documents executed pursuant hereto by Buyer do not and, subject to the receipt of all Regulatory Approvals, the consummation of the transactions contemplated by this Agreement will not:

(1)          constitute a breach or violation of or default under any Legal Requirement, judgment, order, governmental permit or the organizational documents or any license of Buyer, or to which Buyer is subject, which breach, violation or default would materially and adversely affect Buyer, Buyer’s business, or the transactions contemplated hereby, or

(2)           violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien upon any of its assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer is a party, or by which it or any of its properties or assets may be bound or affected, which breach, violation or default would prevent or materially delay Buyer from performing its obligations under this Agreement in all material respects.

(d)         Regulatory Approvals.

(1)           Except for the Regulatory Approvals set forth on Schedule 10(d) of the Buyer Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity, or any third party are necessary in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby.

(2)           Buyer has not received any written indication, or, to the Knowledge of Buyer, oral notification, from any Governmental Entity that such Governmental Entity would oppose or refuse to grant a regulatory approval regarding execution of this Agreement by Buyer and consummation of the transactions contemplated herein by Buyer.

(e)         Financing.  Buyer has the necessary funding to complete the transactions contemplated by this Agreement as of the date hereof, and Buyer shall have the necessary funding to complete the transactions contemplated by this Agreement at the Closing.

(f)          Brokers.  Other than Keefe, Bruyette & Woods, Inc. (the compensation of which shall be paid solely by Buyer), Buyer has not employed or contracted with any broker, finder, or investment banker or incurred any liability for brokerage fees, commissions, finders’ fees or other like payment in connection with the transactions contemplated hereunder.

11. Seller’s Covenants.  During the period from the date hereof to the Closing Date, Seller (i) shall, with respect to the Branches, Assets and Liabilities, use its reasonable efforts to preserve its business relationship with depositors, customers and others having business relationships with it and whose accounts will be retained at the Branches and Seller shall provide written notice to Buyer in the event it receives written notice of any loss (other than payment of a loan, or withdrawal of a time deposit, in accordance with its scheduled terms) or potential loss of any material business or customers (for this purpose, a loan relationship is material if that relationship, or group of related relationships, is in excess of $250,000 as of the date of this Agreement, and a deposit relationship is material if that relationship, or group of related deposit relationships, is in excess of $250,000 as of the date of this Agreement) related to the Loans or the Deposit Liabilities, (ii) will underwrite and administer the Loans, and originate any new loans that might become Loans to be purchased under this Agreement, in accordance with prudent, safe and sound underwriting and administration practices and applicable Legal Requirements, (iii) will maintain the Branches and Personal Property in their current condition, ordinary wear and tear excepted; and (iv) will conduct the business of the Branches and preserve the Assets and Liabilities in accordance with prudent, safe and sound commercial banking practices and applicable Legal Requirements.  Seller covenants with Buyer that, from the date hereof to Closing, Seller, except with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), will not:

(a)         Sell, transfer, assign, lease, mortgage, pledge or otherwise dispose of or encumber or enter into any contract, agreement, or understanding to sell, transfer, assign, lease, mortgage, pledge or otherwise dispose of or encumber any of the Loans or other Assets (other than use of Cash on Hand and supplies in the ordinary course of business consistent with past practice) or Liabilities existing on the date hereof.

(b)         Fail to maintain policies of insurance as of the date hereof with respect to the Branches in the form and with the coverage maintained on the date hereof.

(c)         Enter into any employment, agency or other contract or arrangement for the performance of personal services at the Branches, which is not terminable at will (at any time, with or without cause, and with or without notice) without liability to Buyer.

(d)         Fail to comply in all material respects with all Legal Requirements that relate to the conduct of the banking business at the Branches or the Assets.

(e)         Set interest rates at the Branches in a manner inconsistent with prudent, safe and sound banking practices, and without limiting the generality of the foregoing, (i) accept any deposits at higher than prevailing market rates in the geographic markets where the Branches are located at the time of such acceptance; (ii) change interest rates on existing deposits in a manner that is not consistent with the interest rate policies used with respect to Seller’s branches that are not Branches, or (iii) employ any special promotions to increase deposits, provided, that Buyer shall approve or disapprove any special promotion within two Business Days’ notice thereof.

(f)          Fail to maintain the Personal Property in a commercially reasonable manner and consistent with past practices.

(g)         Acquire or dispose of any Personal Property other than replacement of any Personal Property and normal maintenance and refurbishing in the ordinary course of business.

(h)         Pay or commit to pay (a) any bonus prior to Closing, or (b) pay or commit to pay prior to Closing, any salary, fee, or other compensation to any of its employees at the Branches at a rate in excess of that prevailing on the date hereof.

(i)           Make any new loans at the Branches to any Affiliated Person of the Seller or modify the terms of any existing loan at the Branches with any Affiliated Person of the Seller.

(j)           Except in the ordinary course of Seller’s business, modify the interest rate or structure, or amend, extend or renew any term, of any Loans, grant any interest deferral or fee waivers, or deviate from industry standard and commercially reasonable collection procedures, including, without limitation, modification of payment terms or due date(s).

(k)          Establish new Deposit Liabilities at the Branches other than in the ordinary course of business consistent with Section 11(h) above.

(l)           File any application or give any notice to relocate or close any of the Branches or relocate or close any Branches, except for any notice that may be required to be filed in order to consummate the transactions contemplated hereunder.

(m)         Transfer any of Seller’s employees at the Branches to another branch or office of Seller, or any of its respective Affiliates.

(n)          Transfer to or from any Branch to or from any of Seller’s other operations or branches or those of its Affiliates any Assets or any Deposit Liabilities, except upon the unsolicited request of a depositor or customer.

(o)          Make or agree to make any material improvements to the Premises, except with respect to normal maintenance or refurbishing in the ordinary course of business.

(p)          Take any action that is intended or is reasonably likely to result in any of the covenants or conditions to the transactions contemplated hereby not being materially satisfied or a material violation of any provision of this Agreement.

(q)          Agree with, or commit to, any Person to do any of the things described in clauses (a) through (p) of this Section 11 except as expressly contemplated hereby.

12. Buyer Covenants.  Buyer covenants with Seller that Buyer:

(a)         Will satisfy all of its obligations described in this Agreement.

(b)         Will not fail to comply with any Legal Requirement or order applicable to it if such failure would have a material adverse effect on Buyer’s ability to complete the transactions contemplated by this Agreement or to receive the requisite approvals from Governmental Entities.

(c)         Will not take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Closing, (y) any of the covenants or conditions to the transactions contemplated hereby not being materially satisfied or (z) a material violation of any provision of this Agreement except as may be required by applicable Legal Requirement.

13. Additional Covenants.

(a)         Servicing Prior to Closing Date.  With respect to the Loans from the date hereof until the Closing Date, Seller shall provide servicing of such Loans that is consistent with the servicing provided with respect to its loans that are not Loans. Further, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall not (a) except as required by Legal Requirement or the terms of the Loan Documents, release any Collateral or any party from any liability on or with respect to any of the Loans; (b) compromise or settle any material claims of any kind or character with respect to the Loans; or (c) amend or waive any of the material terms of any Loan as set forth in the Loan Documents.

(b)         Servicing Post Closing Date.  The Loans shall be sold on a servicing-released basis (and without limitation, any related escrow deposits shall be transferred to Buyer).  As of the Closing Date, all rights, obligations, liabilities and responsibilities with respect to the servicing of the Loans after the Closing Date (other than any obligations, liabilities or responsibilities with respect to the sold portion of any SBA-guaranteed loans sold by Seller on or before the Closing Date that are “put-back” to Seller after the Closing Date) will be assumed by Buyer; provided, however, that in no event shall Buyer be deemed to have assumed any obligation that Seller might have to service any Sold Loans.  Seller shall be discharged and indemnified by Buyer from all liability with respect to servicing of the Loans after the Closing and Buyer shall not assume and shall be discharged and indemnified by Seller from all liability with respect to servicing of the Loans on or prior to the Closing.

(c)          Non Competition Regarding Seller.

(1)          For a period of sixty (60) months following the Closing Date (the "Restricted Period") (such Restricted Period to be automatically extended by the period of time in which Seller or Seller Affiliate are in breach of their obligations hereunder), neither Seller nor Seller Affiliate shall directly or indirectly, own, manage, operate, join, finance, control, or purchase a Competitor or otherwise engage in any Restricted Activity.  The restrictions set forth in this Section 13(c) shall only apply in the Restricted Area.  In addition, notwithstanding anything contained herein to the contrary, the restrictions set forth in this Section 13(c) shall not apply to any Sold Loans, Kick-Out Loans, loans made by Seller to Affiliated Persons, Excluded Deposits, Excluded IRAs, or Excluded Liabilities (collectively, the “Excluded Items”) or to Seller’s ability, responsibility and obligation to service, collect, refinance, renegotiate, extend, sell, transfer, or otherwise deal with or manage such Excluded Items.  A "Competitor" shall mean any bank or thrift or similar insured depository institution that owns or operates any branch, or any deposit production office or loan production office, or operates any courier service, or any other entity that engages in the same or substantially similar business as the business in which Seller was/is engaged as of the Closing.  The "Restricted Activity" shall mean the business of banking generally, including the business of accepting deposits, cashing checks, and making loans, and including but not limited to the ownership, management and/or operation of any bank or thrift or similar insured depository institution, or any branch or a deposit or loan production office, or courier service or remote capture device or facility or electronic link; provided, however, that Seller and Seller Affiliate shall not be considered to be violating the prohibition of Restricted Activity by (i) placing (but only at any time after the first anniversary of the Closing Date) print or broadcast media advertising in media sources published in, or broadcasting from, locations in the Restricted Area that is not specifically targeted to customers in the Restricted Area, or (ii) accepting deposits, cashing checks, making loans or otherwise conducting the business of banking for or on behalf of any customer (no matter whether such customer has offices, branches or operations in the Restricted Area or is otherwise domiciled in the Restricted Area) if such banking business is originated by and transacted at Seller’s branches outside the Restricted Area, without solicitation by Seller, and (unless the customer's principal place of business is located outside the Restricted Area) without the aid of remote capture devices, courier service or electronic links.  The "Restricted Area" shall mean all of Armstrong, Center, German, Knight, Perry, Pigeon, Scott, and Union Townships in Vanderburgh County, Indiana, and all of Anderson, Boon, Campbell, Greer, Hart, Lane, Ohio, Owen, Pigeon, Skelton, and Union Townships in Warrick County, Indiana.  Seller acknowledges and represents that the scope of the Restricted Area is coextensive with the geographic scope of Seller’s business which is being purchased by Buyer pursuant to this Agreement.

(2)           Seller and Seller Affiliate hereby acknowledge and agree that the restrictive period of time, geographic scope and scope of restricted activity specified herein are reasonable and necessary in view of the transactions contemplated by this Agreement and the nature of the business in which Seller was engaged or is engaged as of the Closing Date and in which Buyer is, or shall be, engaged.  Seller and Seller Affiliate further acknowledge and agree that the restrictions set forth in this Section 13(c) are reasonable and necessary to protect Buyer’s investment under this Agreement and to safeguard the value and goodwill associated with the Assets being purchased by Buyer hereunder.  Seller and each of Seller’s Affiliates acknowledge and agree that Buyer would not have entered into this Agreement but for the obligations made pursuant to this Section 13(c).  If the scope of any stated restriction is too broad to permit enforcement of such restriction(s) to its full extent, then the parties agree that such restriction shall be enforced and/or modified to the maximum extent permitted by law.  The parties agree that in the event of a breach of this Section 13(c), the Restricted Period shall be extended with respect to the breaching party by the period of the breach.

(3)           Non-Disparagement.  After the execution of this Agreement, Seller and Seller Affiliate shall not, directly or indirectly (including by or through any subsidiary or shareholder or other Affiliate), make any negative or disparaging statement, or release any information, or encourage others to make any statement or release any information that has the effect of embarrassing or criticizing Buyer, including any statements made to the press or other media in the United States of America or in any other country.  The obligations of Seller and each Shareholder pursuant to this Section 13(c) shall survive any termination of this Agreement.

(4)           Survival.  This Section 13(c) shall survive the Closing for duration of the Restricted Period, and the obligations under this Section will survive and apply to any successor of Seller or Seller Affiliate whether by merger, acquisition, stock purchase, asset purchase or similar business combination transaction.

(d)         Non-Solicitation, Anti-Raiding and Non-Disparagement by Buyer.

(1)           Customer Non-Solicitation.  During the period between (A) the date of the execution of this Agreement and the Closing Date if Closing shall occur, or (B) the date of the execution of this Agreement and March 31, 2011 if Closing shall not occur, Buyer shall not, directly or indirectly (including by or through any subsidiary or shareholder or other Affiliate), call upon, solicit, contact or have any communication (other than non-targeted advertising) with any person who is a loan, deposit, insurance, brokerage or other customer of Seller as of the date hereof or prior to the Closing Date, for the purpose of diverting or attempting to divert or influence any business of such customer to any Buyer or any Competitor. The customers subject to the restrictions set forth in this Section 13(c) are those individuals who, as of the date hereof and at any time prior to the Closing Date, have an account with Seller within the Restricted Area or who qualify as a borrower of Seller within the Restricted Area.

(2)           Anti-Raiding.  During the period between (A) the date of the execution of this Agreement and the Closing Date if Closing shall occur, or (B) the date of the execution of this Agreement and March 31, 2011 if Closing shall not occur, Buyer shall not, directly or indirectly (including by or through any subsidiary or shareholder or other Affiliate), solicit for employment (except as specifically contemplated by Section 14(m)(1) and except through non-targeted solicitations) or attempt to solicit or otherwise endeavor to entice away from Seller any person who is an employee, independent contractor or other personnel of Seller as of the date hereof, or interfere in any way with the relationship between Seller and any of its employees, independent contractors or other personnel.

(3)           Non-Disparagement.  After the execution of this Agreement, Buyer shall not, directly or indirectly (including by or through any subsidiary or shareholder or other Affiliate), make any negative or disparaging statement, or release any information, or encourage others to make any statement or release any information that has the effect of embarrassing or criticizing Seller, including any statements made to the press or other media in the United States of America or in any other country.  The obligations of Buyer pursuant to this Section 13(d) shall survive any termination of this Agreement.

(4)          Remedies.  Upon any breach or alleged breach of Section 13(d) by Buyer and/or any Affiliate of Buyer, Seller shall be entitled to each of the following remedies, which shall be deemed cumulative:

(A)          Injunctive Relief.  Buyer hereby acknowledges that any breach or alleged breach of Section 13(d) shall cause irreparable injury to the goodwill and proprietary rights of Seller, for which Seller shall not have an adequate remedy at law.  Accordingly, Buyer agrees that Seller shall be able to seek and obtain immediate injunctive relief in the form of a temporary restraining order, preliminary injunction, and/or permanent injunction against Buyer to restrain or enjoin any actual or threatened violation of any provision of Section 13(d) without any requirement of posting a bond or other surety or proving damages.

(B)           Damages.  To the extent calculable, Seller shall also be entitled to recover from Buyer monetary damages for any violation of Section 13(d).

(C)           Costs, Expenses and Attorneys’ Fees.  Seller shall be entitled to recover from Buyer all costs, expenses and reasonable attorneys’ fees incurred by Seller in seeking either enforcement of Section 13(d) of this Agreement or damages for a breach of such Section or in defending any action brought by Buyer to challenge or construe the terms of any of such Section.

(D)           Prejudgment Interest.  Seller shall be entitled to recover prejudgment interest on all amounts recovered in the amount of eight percent (8%) per annum.

(E)           Other Legal or Equitable Remedies.  Seller shall be entitled to pursue any other legal or equitable remedies that may be available to Seller.

(5)           Survival.  This Section 13(d) shall survive the Closing for duration of the Restricted Period, and the obligations under this Section will survive and apply to any successor of Buyer whether by merger, acquisition, stock purchase, asset purchase or similar business combination transaction.

(e)           Remedies.  Upon any breach or alleged breach of Section 13(c) by Seller and/or Seller Affiliate, Buyer shall be entitled to each of the following remedies, which shall be deemed cumulative:

(1)           Injunctive Relief.  Seller and Seller Affiliate hereby acknowledge that any breach or alleged breach of Section 13(c) shall cause irreparable injury to the goodwill and proprietary rights of Buyer, for which Buyer shall not have an adequate remedy at law.  Accordingly, Seller and Seller Affiliate agree that Buyer shall be able to seek and obtain immediate injunctive relief in the form of a temporary restraining order, preliminary injunction, and/or permanent injunction against Seller or Seller Affiliate to restrain or enjoin any actual or threatened violation of any provision of Section 13(c) without any requirement of posting a bond or other surety or proving damages.

(2)           Damages.  To the extent calculable, Buyer shall also be entitled to recover from Seller and Seller Affiliate monetary damages for any violation of Section 13(c).

(3)           Costs, Expenses and Attorneys’ Fees.  Buyer shall be entitled to recover from Seller and Seller Affiliate all costs, expenses and reasonable attorneys’ fees incurred by Buyer in seeking either enforcement of Section 13(c) of this Agreement or damages for a breach of such Section or in defending any action brought by Seller and/or Seller Affiliate to challenge or construe the terms of any of such Section.

(4)           Prejudgment Interest.  Buyer shall be entitled to recover prejudgment interest on all amounts recovered in the amount of eight percent (8%) per annum.

(5)           Other Legal or Equitable Remedies.  Buyer shall be entitled to pursue any other legal or equitable remedies that may be available to Buyer.

(f)          Access to Books and Records.  For a period of six years from the Closing Date, subject to applicable Legal Requirement, each party shall have commercially reasonable access to any books and records of the other party relating to the Assets and the Liabilities, and the requesting party, at its own expense, may during normal business hours make copies and extracts when such copies and extracts are required by regulatory authorities, for litigation purposes, or for Tax or accounting purposes; provided that in the event that as of the end of such period, any Tax year of Seller is under examination by any taxing authority, Seller shall inform Buyer in writing of the audit and such books and records shall be maintained by Buyer until a final determination of the Tax liability of Seller for that year has been made.  If such copies or extracts require use of a party’s equipment or the Branches, the user shall reimburse the other party for all costs incurred, including, without limitation, employee expenses.

(g)         Insurance. Seller will maintain in effect until the Closing Date all casualty and public liability policies relating to the Branches, the Premises and the activities conducted thereon and maintained by Seller on the date hereof or to procure comparable replacement policies and maintain such replacement policies in effect until the Closing Date at equal or greater coverage levels. Buyer shall provide all casualty and public liability insurance for the Branches after the Closing Date.  In the event of any material damage, destruction or condemnation affecting the Premises between the date hereof and the time of the Closing, Buyer shall have the right to exclude any Premise so affected from the Assets to be acquired, require Seller to take reasonable steps to repair or replace the damaged or destroyed property, or require Seller to deliver to Buyer any insurance proceeds and other payments received by Seller as a result thereof unless, in the case of damage or destruction, Seller has repaired or replaced the damaged or destroyed property.

(h)         Additional Loans.  Promptly following the date hereof, the parties will agree on a schedule and process for providing the relevant information relating to loans ("Additional Loan Information") originated at the Branches after January 11, 2010, through the fifth Business Day prior to the Closing Date (with Additional Loan Information provided to Buyer not less frequently than monthly and the final delivery of Additional Loan Information, if any, not later than the second Business Day prior to the Closing Date) that Buyer deems reasonably necessary to enable it to determine whether to designate such loans as "Additional Loans." The parties will further agree on a schedule for Buyer to designate Loans as "Additional Loans," which shall occur not later than the fifth Business Day following the date that the applicable Additional Loan Information was provided to Buyer and, with respect to any Additional Loan Information provided within five Business Days of the Closing Date, not later than the close of business on the day preceding the Closing Date. Unless the parties otherwise agree in writing, loans originated after the fifth (5th) Business Day prior to the Closing Date shall not be Additional Loans. Any loans originated at the Branches after January 11, 2010, through the fifth Business Day prior to the Closing Date (1) that Buyer specifically and in writing designates as Additional Loans on or before the fifth Business Day prior to the Closing Date shall be "Additional Loans," and included in the Draft Loan Schedule as such, and (2) that Buyer does not designate as Additional Loans pursuant to the foregoing procedure shall not be Loans, Additional Loans or Assets and may, without regard to any other provisions of this Agreement, be transferred by Seller to another Seller banking branch, together with any related servicing or other rights or Collateral.

(i)           Dealings with Creditors.  Seller shall not use the transactions contemplated by this Agreement to delay, hinder or defraud their respective creditors or any other Person.

(j)           Prosecution and Defense of Newburgh Lien Litigation.  If, on the third anniversary of the date of this Agreement, the litigation that relates to the attempted enforcement by the purported lien holder of the Newburgh Lien has remained dormant or otherwise has not then been dismissed  and the Newburgh Lien entirely released as a matter of record, then Seller shall (a) promptly at Seller's expense take all actions necessary to seek dismissal of such litigation and/or judgment in its favor in the litigation such that the Newburgh Lien may be cleared of record from the title for the Newburgh Branch Premises, or (b) deposit into an escrow account with Buyer the entire amount claimed by the lien holder to secure Seller's indemnification obligations with respect to such Newburgh Lien.

14. Regulatory Compliance, Conversion and Transition Matters.

(a)         Regulatory Filings by Buyer and Approvals.  As promptly as practicable after the date of this Agreement, and assuming the full and timely cooperation and assistance of Seller, Buyer shall prepare, submit and/or file all applications, filings, notices, consents, permits or registrations required to obtain the Regulatory Approvals.  Buyer shall use reasonable efforts to obtain each such Regulatory Approval as promptly as practicable.  Seller and Buyer will use reasonable efforts to cooperate in connection therewith (including the furnishing of any information which may be required to obtain the Regulatory Approvals). Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than material filed in connection therewith under a claim of confidentiality.  If any Governmental Entity shall require the modification of any of the terms and provisions of this Agreement as a condition to granting any Regulatory Approval, the parties hereto will negotiate in good faith to seek a mutually agreeable adjustment to the terms of the transaction contemplated hereby as promptly as practicable.

(b)         Transitional Arrangements.  Seller and Buyer agree to cooperate and to proceed as follows to effect the transfer of account record responsibility for the Branches:

(1)           As soon as practicable after the execution of this Agreement by the parties hereto, but in no event later than 10 Business Days after the date of this Agreement, Seller will meet with Buyer to investigate, confirm and agree upon mutually acceptable transaction settlement procedures and specifications, files, deliverables, procedures and schedules, for the transfer of account record responsibility for the Branches.  Not later than 15 Business Days after the date of this Agreement, Seller shall deliver to Buyer the specifications and conversion sample files to consist of live data of all accounts.

(2)           After Buyer has tested and confirmed the conversion sample files, Seller shall provide Buyer with account information, as of the most recent practicable date, including complete name and address, account master file, ATM account number information, applicable transaction and stop/hold/caution information, account-to-account relationship information and any other related information with respect to the Deposit Liabilities.  Seller shall, upon reasonable request, but not later than 30 days after such request subject to the availability of Seller’s data processing vendor, provide to Buyer an updated version of such records.

(3)           Seller shall provide Buyer after close of business on the Closing Date, a final conversion file containing all information as of close of business on the Closing Date.

(c)         Customers.

(1)           Buyer shall, jointly with Seller, as soon as practicable after public announcement of this Agreement and meetings with Seller Branch employees, prepare and mail to each holder of Deposit Liabilities, a letter, in the form and substance reasonably satisfactory to each of the parties, informing such depositor of the nature of the transaction contemplated by this Agreement and the continuing availability of services to be provided by Buyer on and after the Closing Date.

(2)           Each of Seller and Buyer shall provide, or join in providing where appropriate, all notices to customers of the Branches and other Persons that Seller or Buyer, as the case may be, is required to give under Legal Requirement or the terms of any other agreement between Seller and any customer in connection with the transactions contemplated hereby.  A party required to send or publish any notice or communication pursuant to this Section 14(c)(2) shall furnish to the other party a copy of the proposed form of such notice or communication at least five Business Days in advance of the date of the first mailing, posting, or other dissemination thereof to customers, and shall not unreasonably refuse to amend such notice to incorporate any changes that the other such party proposes as necessary to comply with Legal Requirement.  All costs and expenses of any notice or communication sent or published by Buyer or Seller shall be the responsibility of the party sending such notice or communication and all costs and expenses of any joint notice or communication shall be shared equally by Seller and Buyer.  As soon as reasonably practicable and in any event within 30 calendar days after the date hereof, Seller shall provide to Buyer a report of the names and addresses of the owners of the Deposit Liabilities, and the lessees of the safe deposit boxes as of the date hereof in connection with the mailing of such materials.  No communications by Buyer, and no communications by Seller outside the ordinary course of business, to any such owners, borrowers or lessees shall be made prior to the Closing Date except as provided in this Agreement or otherwise agreed to by the parties.

(3)           Following the giving of any notice described in paragraph (1) above, Buyer and Seller shall deliver to each new customer at any of the Branches such notice or notices as may be reasonably necessary to notify such new customers of Buyer’s pending assumption of liability for the Deposit Liabilities and to comply with applicable Legal Requirements.

(d)         Contracts with Depositors.  Buyer will timely perform, honor, and assume all contractual deposit agreements and relationships between Seller and Seller’s depositors with regard to the Deposit Liabilities after the Closing and will do so in compliance with applicable Legal Requirements.  Buyer and Seller shall make appropriate arrangements with each other to provide for settlement by Buyer of checks, deposits, debits, returns, and other items that are presented to Seller after the Closing for the Deposit Liabilities. On the third Business Day prior to the Closing Date, Seller shall provide Buyer with a list of Deposit Liabilities, corresponding interest rates paid on the Deposit Liabilities and other information necessary for Buyer to verify the rates paid by Seller on Deposit Liabilities.

(e)         Direct Deposits.  Seller will use its reasonable efforts to transfer to Buyer on the Closing Date all of those automated clearing house ("ACH") and FedWire direct deposit arrangements related (by agreement or other standing arrangement) to the Deposit Liabilities.  For a period of six months following the Closing Date, in the case of ACH direct deposits to accounts containing Deposit Liabilities (the final Business Day of such period being the "ACH Direct Deposit Cut-Off Date"), Seller shall transfer to Buyer all received ACH Direct Deposits each Business Day in accordance with Seller’s customary procedures.  Buyer will send NACHA compliant Notice of Change on each transfer received.  On each Business Day, for a period of 90 calendar days following the Closing Date (the final Business Day of such period being the "FedWire Direct Deposit Cut-Off Date"), FedWire direct deposits received by Seller shall be returned (as soon as is practicable after receipt) to the originator with an indication of Buyer’s correct Wire Room contact information and an instruction that such wire should be sent to Buyer.  Compensation for ACH direct deposits or FedWire direct deposits not forwarded to Buyer on the same Business Day as that on which Seller has received such deposits will be handled in accordance with the applicable rules established by the United States Council on International Banking.  After the respective ACH Direct Deposit Cut-Off Date or FedWire Direct Deposit Cut-Off Date, Seller may discontinue accepting and forwarding ACH and FedWire entries and funds and return such direct deposits to the originators marked "Account Sold."  Seller and its Affiliates shall not be liable for any overdrafts that may thereby be created.  Buyer and Seller shall agree on a reasonable period of time prior to the Closing during which Seller will no longer be obligated to accept new direct deposit arrangements related to the Branches.  At the time of the ACH Direct Deposit Cut-Off Date, Buyer will provide ACH originators with account numbers relating to the Deposit Liabilities.

(f)          Direct Debits.  After the notice provided in Section 14(c)(1), Buyer shall send appropriate notice to all customers having accounts constituting Deposit Liabilities, the terms of which provide for direct debit of such accounts by third parties, instructing such customers concerning the transfer of customer direct debit authorizations from Seller to Buyer.  Such notice shall be in a form reasonably agreed to by the parties hereto.  For a period of six months following the Closing, Seller shall transfer to Buyer all received direct debits on accounts constituting Deposit Liabilities each Business Day in accordance with Seller’s customary procedures.  Buyer will send NACHA compliant Notice of Change on each direct debit received.  Thereafter, Seller may discontinue forwarding such entries and return them to the originators marked "Account Sold."  Buyer and Seller shall agree on a reasonable period of time prior to the Closing during which Seller will no longer be obligated to accept new direct debit arrangements related to the Branches.  On the Closing Date, Buyer shall provide ACH originators of such Direct Debits with account numbers relating to the Deposit Liabilities.

(g)         Interest Reporting and Withholding.

(1)          Unless otherwise agreed to by the parties, Seller will report to applicable taxing authorities and holders of Deposit Liabilities, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, all interest (including dividends and other distributions with respect to money market accounts) credited to, withheld from and any early withdrawal penalties imposed upon the Deposit Liabilities. Buyer will report to the applicable taxing authorities and holders of Deposit Liabilities, with respect to all periods from the day after the Closing Date, all such interest credited to, withheld from and any early withdrawal penalties imposed upon the Deposit Liabilities.  Any amounts required by any Governmental Entity to be withheld from any of the Deposit Liabilities through the Closing Date will be withheld by Seller in accordance with Legal Requirements or appropriate notice from any Governmental Entity and will be remitted by Seller to the appropriate agency on or prior to the applicable due date.  Any such withholding required to be made subsequent to the Closing Date will be withheld by Buyer in accordance with Legal Requirements or appropriate notice from any Governmental Entity and will be remitted by Buyer to the appropriate agency on or prior to the applicable due date.

(2)          Unless otherwise agreed by the parties, Seller shall be responsible for delivering to payees all IRS notices with respect to information reporting and Tax identification numbers required to be delivered through the Closing Date with respect to the Deposit Liabilities, and Buyer shall be responsible for delivering to payees all such notices required to be delivered following the Closing Date with respect to the Deposit Liabilities.

(3)          Unless otherwise agreed by the parties, Seller will timely make all required reports to applicable taxing authorities and to obligors on Loans, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date concerning all interest and points received by Seller, and Buyer will timely make all required reports to applicable taxing authorities  and to obligors on Loans, with respect to all periods from the day after the Closing Date concerning all such interest and points received.

(h)         Negotiable Instruments.  Seller will remove any supply of Seller’s money orders, official checks, gift checks, travelers’ checks or any other negotiable instruments located at each of the Branches on the Closing Date.

(i)           ATM/Debit Cards; POS Cards.  Subject to the availability of Seller’s data processing vendor, Seller will provide Buyer with a list of ATM access/debit cards and Point-of-Sale ("POS") cards issued by Seller to depositors of any Deposit Liabilities, and a record thereof in a format reasonably agreed to by the parties containing all addresses therefor, as soon as practicable and in no event later than 30 calendar days after the date of this Agreement.  At or promptly after the Closing, Seller will provide Buyer with a revised record through the Closing.  In instances where a depositor of a Deposit Liability made an assertion of error regarding an account pursuant to the Electronic Funds Transfer Act and Federal Reserve Board Regulation E, and Seller, prior to the Closing, recredited the disputed amount to the relevant account during the conduct of the error investigation, Buyer agrees to comply with a written request from Seller to debit such account in a stated amount and remit such amount to Seller, to the extent of the balance of funds available in the accounts.  Seller agrees to indemnify Buyer for any Losses that Buyer may incur as a result of complying with such request from Seller.  Buyer shall reissue ATM access/debit cards to depositors of any Deposit Liabilities not earlier than 45 calendar days nor later than 15 calendar days prior to the Closing Date, which cards shall be effective as of the day following the Closing Date.  Buyer and Seller agree to settle any and all ATM transactions and POS transactions effected on or before the Closing Date, but processed after the Closing Date, as soon as practicable following the processing thereof.

(j)           Data Processing Agreement and Hardware.  Subject to the availability of Seller’s data processing vendor, Seller will provide Buyer in advance of the Closing upon reasonable prior notice, during normal hours of operations, reasonable access to equipment and records in order to effectuate a conversion of the Deposit Liabilities and the Loans from Seller to Buyer as of the Closing Date.  Each party shall be responsible for its respective costs and expenses of such inspection or conversion.  The parties agree to use reasonable efforts to comply with the purpose and intent of this Section 14(j) prior to and after the Closing.

(k)           Loan Collections. Buyer and Seller shall make appropriate arrangements with each other to provide for settlement by the party receiving payments of all payments of any kind made in relation to the Loans which are presented to a party after the Closing and with regard to loans which are owned by the other party.  These arrangements shall be performed by both parties in good faith prior to and after the Closing.

(l)          Access to Properties, Books and Records; Continuing Credit Review and Analysis.  Until the Closing, Seller shall upon reasonable prior written notice and during regular business hours cooperate with Buyer to provide Buyer and its officers and authorized agents and representatives access to the properties (including visiting the Branches for integration planning purposes), books, records, files (including all of the Loan Files), documents and other information relating to the Assets and Liabilities as Buyer may reasonably request.  In particular, Seller shall cooperate with Buyer in assisting Buyer in analyzing and learning more concerning the structure and ongoing status of specified credits that Buyer has identified to Seller as credits of concern as a result of its due diligence reviews of Seller's loans and otherwise monitoring developments in the credit quality of the loans of the Branches.  In addition, Buyer and Seller each will identify to the other, within ten calendar days after the date hereof, a selected group of their respective salaried personnel that shall constitute a "transition group" and will be available to Seller and Buyer, respectively, at reasonable times (limited to normal operating hours) to provide information and assistance in connection with Buyer’s investigation of matters relating to the Assets and Liabilities.  Such transition group will also work cooperatively to identify and resolve issues arising from any commingling of Seller’s records with respect to the Branches with Seller’s records for its other branches and operations not subject to this Agreement.  Seller shall furnish Buyer with such additional financial and operating data and other information about Seller’s business operations at the Branches as the Seller determines may be reasonably necessary for the orderly transfer of the business operations of the Branches, the Assets and the Assumed Liabilities.

(m)        Employees and Employee Benefits.

(1)           Buyer may hire (on an at-will basis) certain staff at the Branches that are currently employed by Seller on a post-Closing basis. Buyer shall make a written offer of employment to each employee of Seller selected by Buyer to be an employee of Buyer following the Closing Date.  Each offer of employment shall be effective on the Closing Date.  No later than 45 days following the date of this Agreement, (i) Buyer shall communicate the offers of employment consistent with the terms of this Section 14(m) to those employees to whom it determines to extend an offer and (ii) Buyer shall provide Seller with a written list of those employees to whom Buyer will make an offer of employment, and Seller shall take such action as is necessary to terminate such employees not included on such list or transfer their employment within Seller and its Affiliates, in both cases effective as of the Closing Date.  Each employee who accepts Buyer’s offer of employment (regardless of whether they are active employees or on leave of absence status as of the Closing Date) shall be a "Hired Employee" for purposes of this Agreement, effective upon the Closing Date and this date shall be referred to as the Hired Employee’s "Transfer Date."  Subject to applicable Legal Requirements, on and after the Closing Date, the Hired Employees shall become employees of Buyer, and Buyer shall have the right to dismiss any or all Hired Employees at any time, with or without cause, and to change the terms and conditions of their employment (including compensation and employee benefits provided to them).  Each employee who is not offered employment by Buyer, or who fails to accept Buyer’s offer of employment shall be an "Excluded Employee" for purposes of this Agreement.  Nothing in this Agreement shall give any employee any rights to claim status as a third party beneficiary of this Agreement.

(2)           Except as expressly provided in this Agreement, Seller shall pay, discharge, and be responsible for, and shall indemnify Buyer and its Affiliates for (i) all salary, wages (including, without limitation, payment for any and all accrued paid time off, vacation, sick time or personal days accrued by the Hired Employees as of the Transfer Date, which Seller agrees to pay to the Hired Employees pursuant to Seller’s Employee Benefit Plans and as required by any applicable Legal Requirement), bonuses, commissions and any other form of compensation (including, without limitation, any deferred compensation) arising out of the employment of the Hired Employees prior to the Transfer Date, and (ii) any employee benefits under the Seller’s Employee Benefit Plans arising out of Seller’s employment of the Hired Employees, including, without limitation, welfare benefits with respect to claims incurred prior to the Transfer Date but reported after the Transfer Date.

(3)           Seller and the Employee Benefit Plans shall retain responsibility for all claims incurred by employees prior to the date they become Hired Employees.

(4)           Seller shall be solely and fully responsible for the Excluded Employees in the transfer of Excluded Employees to other positions with Seller or in the termination of their employment with Seller.  To the extent Seller is terminating any Excluded Employees, Seller shall be fully and completely responsible for said termination(s), paying those certain Excluded Employees all accrued wages, commissions, vacation pay and any other compensation due and owing, and providing notice of such Excluded Employees rights and obligations pursuant to COBRA.  Seller shall be fully liable for any claims, demands, damages orders, awards and/or judgments arising out of or relating in any way to Seller’s treatment of and/or termination of Excluded Employees, including, but not limited to, any obligations which may arise under the Federal or any applicable state or local Worker Adjustment and Retraining Notification ("WARN") law.  As of the Transfer Date, Hired Employees shall become employees of Buyer, and Buyer shall have the right (subject to applicable Legal Requirements) to terminate any or all Hired Employees at any time, with or without cause, and with or without notice, and to change the terms and conditions of their employment (including compensation and employment benefits provided to them) in Buyer’s sole discretion.  To the extent Buyer terminates any Hired Employees on or after the Transfer Date, Buyer shall be fully and completely responsible for said termination(s), paying those certain Hired Employees all accrued wages, commissions, vacation pay and any other compensation due and owing since the Transfer Date, and providing notice of such Hired Employees rights and obligations pursuant to COBRA.  Buyer shall be fully liable for any claims, demands, damages orders, awards and/or judgments arising out of or relating in any way to Buyer’s treatment of and/or termination of Hired Employees after the Transfer Date, including, but not limited to, any obligations which may arise under the WARN law.

(5)           Pursuant to Treasury Regulations Section 1.409A-1(h)(4), Seller and Buyer agree that, on the Closing Date, each Hired Employee shall be treated as having a "separation from service" with Seller and Seller’s Affiliates for purposes of Section 409A of the Code and Treasury Regulations Section 1.409A-1(h).

(6)           It is understood and agreed that (i) Buyer’s employment of any Hired Employee as set forth in this Section 14(m) shall not constitute an employee benefit plan or a commitment, contract or understanding (express or implied) of an obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (ii) employment offered by Buyer is "at will" and may be terminated by Buyer or by a Hired Employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or a Hired Employee and subject to any Legal Requirement). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Employees after the Closing Date or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation, or terms or conditions of employment of such Hired Employees. Nothing in this Agreement shall create any employee benefit plan or be construed as requiring any compensation or employee benefit plan, program or arrangement to be maintained by Buyer for any Hired Employee at, or for any specified period after, the Closing Date.

(7)          Effective on the Closing Date, Seller shall release all Hired Employees from any covenants not to compete and any other restrictive employment covenants with Seller, Seller Affiliate and any other Affiliate of Seller, as applicable, insofar as such covenants would otherwise prevent such Hired Employees from becoming employed by Buyer, but shall not release such Hired Employees from any such covenants as to other competitors.

(n)         Assumption of IRAs. Subject to Section 2(c) and Section 6(b)(5), Buyer agrees that after the Closing, it will perform all of the duties so delegated as successor custodian and comply with the terms of Seller’s agreement with the depositor of the IRA affected thereby.

(o)         Title Insurance.  Prior to Closing, Seller shall obtain, at Buyer’s expense, including, without limitation, the expense of any and all title insurance premiums and the expense of incurred for the mere issuance of discretionary endorsements (except that Seller shall bear the expense of any search fees incurred in connection with obtaining the title commitments), (i) for the Newburgh Branch Premises, a title commitment issued by a title company or qualified law firm as determined by Buyer (a "Title Company"), naming Buyer as the proposed insured, wherein Title Company shall agree to issue or obtain an ALTA form of owner’s insurance policy of title insurance, and (ii) for the Lynch Road Branch leasehold interest, a title commitment issued by the Title Company naming Buyer as the proposed insured, wherein Title Company shall agree to issue or obtain an ALTA form of leasehold policy of title insurance (each such commitment, a "Title Commitment"). Each Title Commitment shall include Title Company’s requirements to issue a title policy with respect to the Premises of each Branch, which requirements shall be satisfied by Seller on or before the Closing Date. Buyer shall also be entitled to order an ALTA survey at Buyer's expense for the Premises at each Branch location.  If any of the following shall occur (collectively, a "Title Objection"): (i) any Title Commitment or other evidence of title or search of the appropriate real estate records discloses that any party other than Seller or one of its Affiliates has title to the insured estate covered by the Title Commitment; or (ii) any title exception (other than a Permitted Lien) disclosed in Schedule B to any Title Commitment or any survey that discloses any matter that materially and adversely affects Buyer’s use of the Premises for the purpose of operating the relevant Branch (including without limitation rights of adequate access and parking), then, in each such case, Seller shall use commercially reasonable efforts to cure each such Title Objection and take all commercially reasonable steps required by Title Company to eliminate each such Title Objection as an exception to the applicable Title Commitment. Any Title Objection that Title Company is willing to insure over on terms reasonably acceptable to Buyer is herein referred to as an "Insured Exception."  The incremental increase in the cost of the premiums as a result of any Insured Exceptions (other than any Insured Exceptions resulting from Buyer’s failure to obtain a survey of the Premises) relative to what Title Company would otherwise charge for the title insurance shall be borne by Seller.

(p)         Overdrafts.  Prior to the Closing, Seller agrees to cooperate with Buyer and to identify for Buyer those deposit accounts for which provisional credit has been given and that contain uncollected funds.

15. Name Change, etc.  Immediately after the Closing (but under no circumstances later than the next Business Day immediately following the Closing), Buyer will (a) change the name and logo on all documents and facilities relating to the Assets and the Liabilities to Buyer’s or one of its division’s name and logo, (b) notify all Persons whose Loans, Deposit Liabilities or safe deposit agreements are transferred under this Agreement of the consummation of the transactions contemplated by this Agreement, and (c) provide all appropriate notices to the FDIC and any other regulatory authorities required as a result of the consummation of such transactions.  Seller shall cooperate with any commercially reasonable request of Buyer directed to accomplish the removal of Seller’s signage by Buyer and the installation of Buyer’s signage by Buyer at the Branches; provided, however, that (i) all such costs and expenses of removals and all such costs and expenses of installations shall be at the expense of Buyer, (ii) such removals and installations shall be performed in such a manner that does not unreasonably interfere with the normal business activities and operations of the Branches, (iii) such installed signage shall comply with the any branch lease and all applicable zoning and permitting laws and regulations, and (iv) such installed signage shall have, if necessary, received the prior approval of the owner or landlord of the facility, and such installed signage shall be covered in such a way as to make Buyer signage unreadable at all times prior to the Closing, but such cover shall display the name and/or logo of Seller (or of Seller or its other Affiliates) in a manner reasonably acceptable to Seller.

16. Contracts.  To the extent that the assignment of any of the Assigned Contracts, commitments or other assets included in the Assets requires the consent of any other party thereto, neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign any Assigned Contract, commitment or other asset if such assignment or agreement to assign would constitute a breach thereof.  Seller shall, prior to the Closing, use reasonable efforts to obtain the consent of any party to each such Assigned Contract, commitment or other asset to its assignment to Buyer in all cases where such consent is necessary.  Buyer agrees to provide reasonable cooperation in connection therewith (including, by providing relevant information requested by the applicable lessors or other third parties regarding Buyer’s financial capability to fulfill the obligations of the Assigned Contracts, but such cooperation by Buyer shall not include Buyer agreeing to any amendment to any Assigned Contract, other than to reflect the change from Seller to Buyer). If any such consent is not obtained, Seller shall cooperate with Buyer in any lawful and reasonable arrangement designed to provide to Buyer the benefits under any such Assigned Contract, commitment or other asset.  Any costs incurred in obtaining any consents or assignments of such Assigned Contracts, commitments or other assets shall be borne by Seller.

17. Indemnification.

(a)         Survival of Representations, Warranties and Covenants.

(1)          The representations and warranties of the parties shall survive until the second anniversary of the Closing Date except that (i) the representations and warranties set forth in Sections 9(a) (Corporate Organization), 9(c) (Title to Assets), 9(k) (Power, Authority and Enforceability), 10(a) (Corporate Organization), and 10(b) (Power, Authority and Enforceability) shall survive indefinitely (the "Fundamental Representations"), and (ii) the representations and warranties set forth in 9(e) (Environmental Matters), 9(f) (Loans), 9(q) (Employment; Labor), 9(r) (Tax Matters), 9(s) (ERISA), 9(t) (Intellectual Property) and 13(i) (Dealings with Creditors) shall survive until 30 days following the expiration of the applicable statute of limitations (such time period is referred to as the "Survival Period").  The parties hereto specifically intend that the statutory statutes of limitations of Legal Requirements applicable to each of the representations and warranties be superseded and replaced by the relevant Survival Period.

(2)          All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is (i) waived in writing by the party entitled to such performance, or (ii) otherwise specifically permitted by this Agreement.

(b)         Indemnification by Seller.  Seller shall indemnify and hold harmless Buyer and its directors, officers, directors, agents and Affiliates from and against any and all Losses that they may suffer, incur or sustain arising out of or in connection with:

(1)          any breach of representation or warranty of Seller in this Agreement or in connection with any certificate or instrument delivered in connection herewith; or

(2)          any breach of covenant or agreement on the part of Seller under this Agreement or in any certificate or instrument delivered in connection herewith;

(3)          any Legal Proceeding  based upon any action taken or committed by Seller prior to Closing in violation of a Legal Requirement in connection with the operation of the Branches, the Premises, the Assets or the Liabilities;

(4)          the commencement of any Insolvency Proceeding with respect to Seller or any claim relating to fraudulent transfers or conveyance regarding the Assets;

(5)          the Excluded Liabilities, the Excluded Deposits, and the Seller’s assets that are not Assets; or

(6)          the Newburgh Lien.

For purposes of determining the amount of any Losses resulting from, relating to or arising out of such breach, any such representation, warranty or covenant that is qualified by Material Adverse Effect, materiality or similar qualifier (including dollar thresholds) shall be read and given effect as if no such qualifier is contained therein.

(c)         Indemnification by Buyer.  Buyer agrees to indemnify and hold harmless Seller and its employees, officers, directors, agents and Affiliates from and against and Losses that they may suffer, incur or sustain arising out of or in connection with:

(1)          any breach of representation or warranty of Buyer in this Agreement or in any certificate or instrument delivered in connection herewith;

(2)          any breach of covenant or agreement on the part of Buyer under this Agreement or in any certificate or instrument delivered in connection herewith; or

(3)          any Legal Proceeding  based upon any action taken or committed by Buyer after the Closing in violation of a Legal Requirement in connection with the operation of the Branches, the Premises, the Assets or the Liabilities; or

(4)          the Liabilities.

(d)         Indemnification Procedures.

(1)          A claim for indemnification for any matter not involving a Third Party Claim may be asserted by written notice to the Indemnifying Party, which notice shall include a reasonable description of the basis for the claim, and shall be paid within ten Business Days of the receipt of such notice (unless disputed within such time period).

(2)           In the event that any Legal Proceedings shall be instituted or that any Third Party Claim is asserted, the Indemnified Party shall as soon as reasonably practicable cause written notice of the assertion of any Third Party Claim of which it has Knowledge, which is covered by this Section 17 to be forwarded to the Indemnifying Party.  If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, the Indemnifying Party shall have the right, at its sole expense, to be represented by counsel and to defend against, negotiate, settle or otherwise deal with any Third Party Claim, which relates to any Losses for which indemnification is sought hereunder.  If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim, which relates to any Losses for which indemnification is sought hereunder, it shall within ten calendar days (or sooner, if the nature of the Third Party Claim so requires) of receipt of notice of the Third Party Claim notify the Indemnified Party of its intent to do so.  If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim, which relates to any Losses for which indemnification is sought hereunder, or fails to notify the Indemnified Party of its election within the timeframe provided for herein, the Indemnified Party may then, but only then, defend against, negotiate, settle or otherwise deal with such Third Party Claim and the Indemnifying Party shall reimburse the Indemnified Party for the reasonable actual expenses of defending such Third Party Claim upon submission of periodic bills.  If the Indemnifying Party assumes the defense of the Third Party Claim, the Indemnified Party may participate, at its own expense, in the defense of such Third Party Claim; provided, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate, (ii) upon the reasonable advice of counsel to the Indemnified Party a conflict or potential conflict exists between the interests of the Indemnified Party and the Indemnifying Party that would make such separate representation advisable, (iii) such claim is based upon an investigation, inquiry, or other proceeding by a governmental body, or (iv) Buyer reasonably anticipates the Third Party Claim to have a Material Adverse Effect upon either the Buyer’s use of the Assets, Liabilities and/or the conduct or reputation of the Buyer and its business after the Closing Date.  The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third Party Claim.

(3)           After any final judgment or award shall have been rendered by a governmental body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to a Third Party Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing (including any bills, records or other documentation supporting such sums) by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall be required to pay all of the sums so due and owing to the Indemnified Party by wire transfer of immediately available funds within five Business Days after the date of such notice.

(4)           The failure of the Indemnified Party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party can demonstrate actual Loss and prejudice as a result of such failure or delay.

(e)         Limitations on Indemnification.  Notwithstanding the foregoing, there shall be no liability for Seller or Buyer under this Section 17, unless the amount of Losses incurred by an Indemnified Party exceeds $50,000 in the aggregate (the "Deductible Amount").  Once exceeded, the Deductible Amount is recoverable along with all other amounts for damages by an Indemnified Party.  An Indemnifying Parties’ liability to an Indemnified Party under this Section 17 shall be limited to the aggregate amount of $2,500,000 (the "Indemnification Cap").  Notwithstanding the foregoing under this Section 17(e), no Deductible Amount will be required to be met and there will be no Indemnification Cap for any Losses related to Fundamental Representations or the representations and warranties in Sections 9(e), 9(r) or 9(s), intentional misrepresentation, fraud or willful misconduct.

18. Taxes.  Seller shall be solely responsible for all of Seller’s federal, foreign, state and local income, sales, use, excise and other Taxes applicable to its business and to the Assets and all Taxes resulting or arising from its payroll arising prior to the Closing with such Taxes computed as if such taxable period ended as of the close of business on the Closing Date.  Except as set forth in Section 14(o) and Section 29, any filing, bulk sale, recordation, or similar Taxes, which are payable or arise as a result of this Agreement or the consummation of the transactions contemplated hereby, shall be borne by the Buyer, on the one hand, and by Seller on the other, equally.  Notwithstanding the foregoing, (a) general real estate Taxes and installments of special assessments due and payable with respect to the Branches in the calendar year 2010 (for 2009) and all prior years will be paid by Seller, and (b) general real estate Taxes and installments of special assessments due and payable in the calendar year 2011 (for 2010) shall be allocated between Seller and Buyer as of the Closing Date where Seller’s share shall be calculated based on a fraction, the numerator of which is the number of calendar days in 2010 prior to Closing and the denominator is 365; and Seller's obligations to pay such Taxes and assessments shall be conclusively settled and satisfied on the Closing Date through the crediting of such amounts or estimates as provided by Section 3(d)(2).  Solely for purposes of this Section 18, real estate Taxes and installments of special assessments shall be deemed to be "due and payable" in the first calendar year in which such payment can be made without incurring interest or penalties for late payment.

19.  No Partnership or Joint Venture.  No activity of Buyer or Seller before, on or after the Closing shall state or imply that Seller and Buyer are in any way involved as partners, joint venturers or otherwise.

20. Further Assurances.  Except as specifically provided in this Agreement, Seller shall assist Buyer in the ordinary transition of the operations of the Branches and, from time to time, Buyer or Seller, as the case may be, shall cause to be executed and delivered to the other party all such other instruments and shall take or cause to be taken such further or other action as may reasonably and in good faith be deemed by the other party to be necessary or desirable in order to further assure the performance by Buyer or Seller, as the case may be, of any of their respective obligations under this Agreement.

21. Amendment; Waiver.  The terms, provisions, and conditions of this Agreement may not be changed, modified or amended in any manner except in a writing executed by both parties.  The waiver of any breach of any provision of this Agreement by any party hereto shall not be deemed to be a waiver of any preceding or subsequent breach of this Agreement and no such waiver shall be effective unless in writing signed by the party granting such waiver.

22. Termination of Agreement.  This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time before the Closing as follows:

(a)         By mutual written consent of Seller and Buyer;

(b)         By either Seller or Buyer in the event of a Legal Proceeding, which would permit the terminating party not to consummate the transactions contemplated hereby under the standard set forth in Section 7(e) or 8(e), as applicable;

(c)         By either Seller or Buyer (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) in the event of a breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, which is not cured or cannot be cured within 30 days after written notice of such breach has been delivered to the breaching party and which, in the case of a breach of representation or warranty, would if occurring or continuing on the Closing Date, permit the terminating party not to consummate the transactions contemplated hereby under the standard set forth in Section 7(c) or 8(c), as applicable; provided, that termination pursuant to this Section 22(c) shall not relieve the breaching party of liability for Losses arising out of or related to such breach; or

(d)         By either Seller or Buyer, if the Closing does not occur on or before the date that is the six-month anniversary of the date of this Agreement, unless the parties mutually agree in writing that it would be reasonable to extend such date for an additional period; provided however, that a party shall not be entitled to terminate this Agreement pursuant to this subsection if the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants or agreements of such party set forth herein;

(e)         By Buyer or Seller (1) immediately upon receipt of notice that any Regulatory Approval has been denied; or (2) if Buyer has been requested by any Regulatory Authority to withdraw any regulatory application that is required for the transactions contemplated hereby to be consummated; provided, however, that Buyer or Seller shall have no right to terminate this Agreement pursuant to this Section 22(e) if such request for withdrawal is due to such party’s failure to perform the covenants and agreements of such party set forth herein;

(f)          By Buyer, if Seller shall have breached its obligations under Section 35;

(g)         By Buyer, if the mortgagee and/or landlord with respect to the Lynch Road Branch have refused to deliver without cost to Buyer any document required to be delivered to Buyer at the Closing in respect of the Lynch Road Branch;

(h)         By Buyer, if the Premises of either of the Branches shall have been materially damaged by fire or casualty prior to the Closing Date;

(i)          By Buyer, if an Insolvency Proceeding shall have been commenced with respect to Seller.  Seller shall provide Buyer with advance written notice in the event Seller intends to commence an Insolvency Proceeding and shall provide Buyer with written notice as soon as Seller learns of any third party’s intention to do so;

(j)          By Buyer, if there shall have occurred a Material Adverse Effect after the date of this Agreement.

23. Responsibilities Upon Termination.  Each party’s right of termination under Section 22 is in addition to any other rights it may have under this Agreement or otherwise.  Upon termination of this Agreement, each party shall bear its own costs and expenses, and none of the parties hereto shall have any liability or further obligation hereunder to any other party, except for the obligations in Sections 34 and 35, which shall continue to survive and except that nothing herein will relieve or release any party from liability at law or in equity (including but not limited to the right of Buyer to seek specific performance under Section 30) and damages that flow therefrom for any breach of this Agreement or from any fraud, or willful misconduct.

24. Entire Agreement.  This Agreement, including all exhibits, schedules, and annexes hereof, including the definitions included in Annex I hereto which is incorporated herein by reference, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof; provided, however, that the terms of any confidentiality agreement between the parties hereto previously entered into, to the extent not inconsistent with any provisions of this Agreement, shall continue to apply, except that, upon consummation of the transactions contemplated hereby, Buyer’s confidentiality obligation under such confidentiality agreement shall terminate with respect to that portion of the confidential information relating to the Branches, Assets and Liabilities.

25. Notices.  All notices, requests, demands or other communications hereunder shall be in writing and shall be given by facsimile, electronic transmission or by registered or certified mail return receipt requested to the other party as follows:

if to the Buyer:	Personal & Confidential
German American Bancorp
Mark A. Schroeder, Chairman and CEO
711 Main Street
Box 810
Jasper, Indiana 47546
Fax: (812) 482-0745
E-mail: mark.schroeder@germanamerican.com

with copies to:	Ice Miller LLP
Attn: Mark Barnes
One American Square, Suite 2900
Indianapolis, Indiana 46282-0020
Fax: (317) 592-4868
E-mail: barnes@icemiller.com

if to the Seller or Seller Affiliate:	Personal & Confidential
Farmers State Bank of Alto Pass, ILL.
Attn: Thomas Franks
555 South Commercial
Harrisburg, Illinois 62946
Fax: (618) 253-4300
E-mail: tom@franksllc.com

with a copy to:	Ziemer, Stayman, Weitzel & Shoulders, LLP
Attn: Marco DeLucio
P.O Box 916
Evansville, Indiana 47706
Fax: (812) 421-5089
E-mail: mdelucio@zsws.com

or to such other address or to such other Person any party may designate in a writing given to the other party as provided herein.

26. Governing Law; Forum and Consent to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.  Any claim or action brought under or based on this Agreement shall be brought in any state court in Warrick County, Indiana, or Vanderburgh County, Indiana, or in the United States District Court for the Southern District of Indiana, and the parties hereby consent to the personal jurisdiction of such courts and waive any defense of forum non conveniens.

27. Descriptive Headings.  The descriptive headings in this Agreement are inserted for convenience and reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

28. Parties in Interest; Third Party Beneficiaries.  This Agreement shall be binding upon and will inure solely to the benefit of the parties hereto, and to their respective successors and permitted assigns.  Except as provided in Section 17, nothing in this Agreement, expressed or implied, is intended, or shall be construed, to confer upon or give to any Person (other than the parties hereto and their successors and permitted assigns) any rights or remedies under or by reason of this Agreement or any term, provision, condition, undertaking, warranty, representation, indemnity, covenant or agreement contained herein.

29. Expenses and Brokers.  Except as otherwise expressly provided for herein, the parties hereto agree that each shall pay its respective costs and expenses of performance of and compliance with the covenants, conditions, and agreements to be performed or complied with by it hereunder, including investment banking, appraisal, accounting, consulting, professional, and legal fees, if any, whether or not the transactions contemplated by this Agreement are consummated.  Buyer and Seller will each be responsible for their respective data processing conversion and de-conversion charges, if any, that may be assessed by their respective data processing vendors.  Buyer shall pay all (a) recording, filing or other fees, costs and expenses; and (b) costs and expenses relating to the preparation, execution and recording of assignments of mortgages, financing statements, notes, security agreements or other instruments applicable to or arising in connection with the transfer, assignment or assumption of the Assets and Liabilities.

30. Specific Performance.  Seller acknowledges that the Branches, and the customer relationships and goodwill established by Seller by doing business at the Branches, are unique assets and that the damages that would accrue to Buyer were Seller to fail without cause its obligations to sell the Branches and other Assets to Buyer would be substantial and not capable of calculation.  Seller further acknowledges that Buyer would be irreparably damaged in the event that Seller did not perform its obligations under this Agreement in accordance with their specific terms and conditions.  Seller therefore agrees that Buyer shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Seller, and to enforce specifically the terms and provisions of this Agreement (including the Seller's agreement to sell the Assets to Buyer subject to the terms and conditions of this Agreement) in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which the parties are entitled at law or in equity or under this Agreement.

31. Assignability.  Neither Buyer nor Seller may assign any of their rights, liabilities or obligations under the Agreement without the prior written consent of the other party to this Agreement, provided that Buyer may assign its rights, liabilities and obligations under the Agreement to any one of its Affiliates.  Any purported assignment in contravention of this Section 31 shall be void.

32. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  If Buyer and Seller so elect, this Agreement shall be deemed to be executed at such time as all parties exchange duly executed signature pages via facsimile or other electronic transmission, provided that each party shall thereafter mail to the other party an original of this Agreement bearing such party’s signature.

33. Press Releases.  Prior to the Closing Date, neither Buyer, Seller nor any of their respective Affiliates shall directly or indirectly make or cause to be made any press release for general circulation, public announcement or disclosure or issue any notice or communication to employees (except as necessary to consummate the transactions contemplated hereby) with respect to any of the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed). Buyer and Seller each agree that, without the other party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), neither Buyer, Seller nor any of their respective Affiliates shall release or disclose any of the terms or conditions of the transactions contemplated herein to any other Person, except for employees and advisors as necessary to consummate the transactions contemplated hereby and except for any Persons as necessary to obtain consents or approvals, including, without limitation, Regulatory Approvals, contemplated hereby. Notwithstanding the foregoing, each party may make such public disclosure as, upon advice of its counsel and with as much prior notice to the other party as reasonably practicable, may be required by Legal Requirement or as necessary to obtain the Regulatory Approvals or to comply with the federal securities laws.

34. Confidentiality.  All information disclosed or furnished by one party to another, whether orally or in writing, in connection with this Agreement and Buyer’s due diligence examination of Seller shall be deemed to be proprietary and confidential information of the disclosing party.  The receiving party agrees not to disclose such information to any third party other than its representatives or employees or, upon the advice of its counsel, as may be required by Legal Requirements or as necessary to obtain consents and the Regulatory Approvals or to comply with the federal securities laws as necessary, or as agreed in writing by the parties or as otherwise contemplated in this Agreement or the exhibits, annexes and schedules hereto or as necessary to consummate the transactions contemplated hereby.  In connection with any such disclosure, the disclosing party shall give the other party as much prior notice to the other party as is reasonably practicable.  Regardless of whether Closing occurs hereunder, each party agrees that it shall not use or disclose, and shall cause its Affiliates not to use or disclose, the proprietary or confidential information of the other party for any purpose, including the solicitation of customers or employees or business of the other party, for a period of two years after the date hereof.

35. Exclusive Dealing.

(a)         During the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement, neither Seller, nor any of its Affiliates or representatives shall take any action to, directly or indirectly, encourage, initiate, or otherwise engage in discussions or negotiations with, or provide any non-public information to, any Person other than Buyer and its Affiliates and representatives concerning an Alternative Transaction.  Seller will promptly (but in no event later than 12 hours after receipt) communicate to Buyer the terms of any proposal or inquiry that it or any of its Affiliates or representatives may receive in writing in respect of any Alternative Transaction, or of any such negotiations or discussions being sought to be initiated with Seller, or any of its Affiliates or representatives and the identity of such third party initiating any such proposal, inquiry, discussion or negotiation. The obligations of Seller in this Section 35(a) shall not apply to any merger, acquisition, stock purchase or asset purchase or similar transaction that does not include the Assets or Liabilities, and Seller shall not have any restriction in pursuing such transaction(s) at any time.

(b)         Seller shall ensure its respective representatives are aware of the restrictions described in this Section 35 as reasonably necessary to avoid violations thereof.  It is understood that any violation of the restrictions set forth in this Section 35 by any representative of Seller shall be deemed to be a breach of this Section 35 by Seller.

36.  Severability.  If any provision of this Agreement, as applied to any party or circumstance, shall be judged by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way effect any other provision of this Agreement, the application of any such provision and any other circumstances, or the validity or enforceability of the other provisions of this Agreement.

37. Jury Waiver.  SELLER AND BUYER DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ANY ACTION OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER TO THIS AGREEMENT, THE LOANS, THE LOAN DOCUMENTS OR THE PROPERTY. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT AND SHALL SURVIVE THE CLOSING OR ANY TERMINATION OF THIS AGREEMENT.

[Signature page follows.]

The parties have caused this Agreement to be executed on their behalf by duly authorized officers as of the date first set forth above.

GERMAN AMERICAN BANCORP

By:	/s/ Mark A. Schroeder
Mark A. Schroeder, Chairman and Chief Executive Officer

FARMERS STATE BANK OF ALTO PASS, ILL.

By:	/s/ Thomas W. Franks
Name:	Thomas W. Franks
Title:	Chairman

FARMERS STATE HOLDING CORP.

By:	/s/ Thomas W. Franks
Name:	Thomas W. Franks
Title:	Chairman and CEO

-SP-

ANNEX I

DEFINITIONS

"Account Sold" has the meaning set forth in Section 14(e).

"Accrued Interest" shall mean, as of any date, with respect to (a) the Deposit Liabilities, the interest, dividends, fees, costs and other charges that have been accrued but not paid, credited, or charged to the Deposit Liabilities, all as set forth in Seller’s general ledger and (b) in the case of the Loans, the interest, fees, costs, premiums, consignment fees and other charges that have been accrued or charged, but not collected on the Loans.

"Accrued Liabilities" has the meaning set forth in Section 2(a)(5).

"ACH" has the meaning set forth in Section 14(e).

"ACH Direct Deposit Cut-Off Date" has the meaning set forth in Section 14(e).

"Additional Assets" has the meaning set forth in Section 1.

"Additional Loan Information" has the meaning set forth in Section 13(h).

"Additional Loans" means any loan (other than a renewal, without any advancement of (or commitment to advance) additional funds, of a Loan in existence as of January 11, 2010) originated out of the Branches after January 11, 2010, through the fifth Business Day prior to the Closing Date that Buyer, in its sole discretion, shall have the exclusive right and option to purchase from Seller pursuant to Section 13(h).

"Adjusted Payment Amount" means as of the Closing Date (x) the aggregate balance (including Accrued Interest) of the Deposits and Accrued Liabilities, minus (y) the Purchase Price, each as set forth on the Final Closing Statement. For avoidance of doubt, the Adjusted Payment Amount may be a negative amount.

"Affiliate" means any Person or entity that controls, is controlled by or is under common control with Seller or Buyer, as the case may be, and includes the Seller Affiliate.

"Affiliated Person" shall mean director, officer or 5% or greater stockholder, spouse or other person living in the same household of such director, officer or stockholder, or any company, partnership or trust in which any of the foregoing persons is an officer, 10% or greater stockholder, general partner or 10% or greater trust beneficiary.

"Agreement" has the meaning set forth in the recitals hereto.

"Applicable Environmental Laws" shall mean any applicable federal, state or local law, common law or statute, ordinance, rule or regulation, pertaining to Hazardous Substances, pollution, contamination, human and worker health and safety, greenhouse gases/climate change, and otherwise regarding the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §§9601, et seq.; the Resource Conservation and Recovery Act, as amended 42 U.S.C. §§6901, et seq.; the Clean Water Act, 33 U.S.C. §§1251, et seq.; the Safe Drinking Water Act, 42 U.S.C. 300f-300j; the Occupational Safety and Health Administration Act of 1970 (29 U.S.C. 651 et seq., the Hazardous Materials Transportation Act, as amended, 40 U.S.C. § 1801, et seq., as amended; and the federal Clean Air Act, 42 U.S.C. § 7401 et seq., as amended.

"Assets" has the meaning set forth in Section 1.

"Assigned Contracts" has the meaning set forth in Section 1(g).

“Assigned Lynch Road Lease” has the meaning set forth in Section 1(a).

"Assignment and Assumption Agreement" has the meaning set forth in Section 6(a)(8).

"ATMs" shall mean those full service and cash dispensing automated teller machines identified in Schedule 1(b) hereof.

"Branches" shall mean Seller’s branch offices listed in Section 1(a), and “Branch” means either of such Branches.

"Brokered Deposits" shall mean deposit account obligations originated by third party financial institutions (not Seller) that are sold by such institutions to brokers who in turn sell such deposit account obligations to third parties (such as Seller).

"Burdensome Regulatory Condition" shall mean any condition or restriction set forth in a Regulatory Approval which would reasonably be expected to adversely affect Buyer.

"Business Day" shall mean any day other than a Saturday or Sunday or any other day on which banks in Indiana are not permitted to be open.

"Buyer" has the meaning set forth in the preamble.

"Buyer’s Phase I Report" has the meaning set forth in Section 8(g).

"Cash on Hand" has the meaning set forth in Section 1(c).

"Closing" has the meaning set forth in Section 5.

"Closing Date" has the meaning set forth in Section 5.

"COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Collateral" shall mean all property and proceeds together with any related guarantees, assignments and other tangible and intangible rights and interests securing the Loans.

"Competitor" shall have the meaning set forth in Section 13(c)(1).

"Conditions Precedent" means the conditions that must be satisfied by Buyer before Seller is obligated to close under this Agreement pursuant to Section 7, and the conditions that must be satisfied by Seller before Buyer is obligated to close under this Agreement pursuant to Section 8.

"Consents" has the meaning set forth in Section 9(l)(3).

"Deductible Amount" has the meaning set forth in Section 17(e).

"Deposit Liabilities" or "Deposit Liability" shall mean Seller’s obligations and liabilities relating to (a) Seller’s deposit accounts at the Branches which are listed on Schedule 2(a)(1), and (b) Seller’s deposit accounts at the Branches which are opened on behalf of a customer between the date of this Agreement and the close of business on the Closing Date which are added to Schedule 2(a)(1), in the case of each of clauses (a) and (b), together with Accrued Interest thereon, all as exists at the close of business on the Closing Date, but, in the case of each of clause (a) and (b), excluding the (1) the Excluded Deposits, (2) any claim or other liability relating to the origination or administration of any deposit account prior to the close of business on the Closing Date and (3) obligations and liabilities relating to deposit accounts owned or maintained by Affiliates of Seller. Notwithstanding the above, Deposit Liabilities shall not include any deposits used as Collateral for a Kick-out Loan.

"Disputed Items" has the meaning set forth in Section 3(b)(3)(A).

"Draft Closing Statement" means a draft closing statement in the form attached hereto as Exhibit C, prepared by Seller, as of the close of business on the fifth Business Day preceding the Closing Date setting forth an estimated calculation of both the Estimated Purchase Price and the Estimated Payment Amount as reasonably mutually agreed by Seller and Buyer.

"Draft Loan Schedule" means the Loan Schedule to be provided as part of the Draft Closing Statement.

"Employee Benefit Plan" means "employee benefit plan" as defined in Section 3(3) of ERISA and any other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, change in control, supplemental unemployment, layoff, salary continuation, retirement, severance, pension, health, life insurance, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employment, consulting, employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) related thereto (i) that is or was maintained or contributed to by Seller or any entity or trade or business (whether or not incorporated) that together with Seller is treated as a single employer under any of Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA (each an "ERISA Affiliate"), or (ii) with respect to which Seller or any of its ERISA Affiliates has or may have any liability or liabilities, and/or (iii) provides benefits, or describes policies or procedures applicable to any current or former employee, officer, director, consultant, service provider or contractor of Seller or an ERISA Affiliate, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"Estimated Payment Amount" means (x) the aggregate balance (including Accrued Interest) of the Deposit Liabilities and Accrued Liabilities, if any, minus (y) the Estimated Purchase Price, each as set forth on the Draft Closing Statement as reasonably mutually agreed by Seller and Buyer prior to Closing. For avoidance of doubt, the Estimated Payment Amount may be a negative amount.

"Estimated Purchase Price" shall mean the estimate of the Purchase Price for purposes of, and as set forth on the Draft Closing Statement as reasonably and mutually agreed upon by Buyer and Seller prior to Closing.

"Excluded Deposits" shall mean all of Seller’s obligations and liabilities relating to Seller’s deposit accounts at the Branches which are (a) Excluded IRAs, (b) Brokered Deposits, (c) subject to any order, agreement or encumbrance that materially restricts the payment of funds from such accounts at the Branches, or (d) deposit accounts of Affiliated Persons who are Affiliated Persons of Seller both on and after the Closing Date.

"Excluded Employees" has the meaning set forth in Section 14(m).

"Excluded IRA" shall mean an IRA which if, pursuant to the terms of the documentation governing any such IRA account or applicable Legal Requirement, (a) Seller is not permitted to appoint Buyer as successor trustee or custodian, or the IRA grantor objects in writing to such designation, or is entitled to, and does, in fact, name a successor trustee or custodian other than Buyer, or (b) such IRA account includes assets which are not deposit accounts subject to transfer to Buyer and which would result in a loss of qualification of such IRA account under the Code or applicable IRS regulations under transfer to Buyer.

“Excluded Items” has the meaning set forth in Section 13(c)(1).

"Excluded Liabilities" has the meaning set forth in Section 2(b).

"FDIC" shall mean the Federal Deposit Insurance Corporation.

"Federal Funds Rate" shall mean the average of the high and low rates quoted for Federal Funds in the Money Rates column of The Wall Street Journal from the Closing Date adjusted as such average may increase or decrease during the period between the Closing Date and the date of the applicable payment.

"FedWire Direct Deposit Cut-Off Date" has the meaning set forth in Section 14(e).

"Final Allocation Determination" has the meaning set forth in Section 3(c)(2).

“Final Closing Schedule” means the Loan Schedule to be provided as part of the Final Closing Statement.

"Final Closing Statement" means a final closing statement, prepared by Seller, on or before the 10th calendar day following the Closing Date setting forth both the Purchase Price and each component thereof and the Adjusted Payment Amount.

"Firm" has the meaning set forth in Section 3(b)(3)(C).

"Firm Expenses" has the meaning set forth in Section 3(b)(3)(C).

"Fundamental Representations" has the meaning set forth in Section 17(a)(1).

"GAAP" means generally accepted accounting principles in the United States of America from time to time, consistently applied.

"Government Authorization" means any consent, license, franchise registration, certification, certificate of public convenience, authorization or permit issued, granted, given or otherwise made available by or under the authority of any Government Entity or to any Legal Requirement.

"Governmental Entity" means any government or governmental regulatory body thereof, or political subdivision thereof, whether foreign, federal, state or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

"Hazardous Substance or Substances" means any hazardous or toxic substances, materials or wastes, including, but not limited to those substances, materials, and wastes listed in the United States Department of Transportation’s Hazardous Materials Table (49 CFR Part 172.101) or by the United States Environmental Protection Agency as hazardous substances (40 CFR Part 302) and amendments thereto, or such substances, materials and wastes which are or become regulated under any applicable Legal Requirement.  Hazardous Substances shall include, but not be limited to: (i) petroleum, including but not limited to, gasoline and diesel, additives and components thereof, fuel oil, sludge, oil refuse, and oil mixed with wastes; (ii) asbestos; (iii) mold, (iv) radionuclides or radioactive materials and substances, (v) medical waste, (iii) polychlorinated biphenyls (PCBs); (iv) substances designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. § 1321 or pursuant to Section 307 of the Clean Water Act, 33 U.S.C. § 1317; (v) defined as a "hazardous waste", "universal waste," and other forms of waste pursuant to the Resource Conservation and Recovery Act, 42 U.S.C. §6903, as amended; (vi) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended; (vii) included as a hazardous material, substance or related material in the Hazardous Materials Transportation Act, as amended, 40 U.S.C. § 1801, et seq., as amended; or (viii) listed as a hazardous air pollutant pursuant to the federal Clean Air Act, 42 U.S.C. § 7401 et seq., as amended.

"Hired Employee" has the meaning set forth in Section 14(m).

"Indemnification Cap" has the meaning set forth in Section 17(e).

"Indemnified Party" means, with respect to a particular matter, a Person who is requesting indemnification from another party hereto pursuant to Section 17.

"Indemnifying Party" means, with respect to a particular matter, a Person who is being asked to provide indemnification under Section 17 to another party.

"Insolvency Proceeding" means a voluntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors or similar proceeding.

"Insurance Policies" has the meaning set forth in Section 9(p).

"Insured Exception" has the meaning set forth in Section 14(o).

"Intellectual Property" means intellectual property and proprietary information, in any and all media, including digital, and in any jurisdiction, including all (a) patents and patent applications (including all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations thereof) and patent disclosures, inventions, discoveries, ideas and improvements (whether or not patentable and whether or not reduced to practice); (b) trademarks, service marks, trade dress, trade names, Internet domain names, uniform resource locators (URLs), logos, slogans, certification marks relating to the Assets and Liabilities; (c) copyrightable works of authorship, including all statutory and common law copyrights associated therewith; (d) all registrations, applications, extensions, modifications and renewals for any of the items listed in clauses (b) and (c); (e) trade secrets, product plans, technology and know-how; (f) websites; (g) computer and software programs, including operating systems, applications, routines, interfaces, and algorithms, whether in source code or object code; and (h) manuals, user and technical documentation, data, databases, flow charts and developers’ notes.

"IRA" means an "individual retirement account" or similar account created by a trust for the exclusive benefit of any individual or his beneficiaries in accordance with the provisions of Section 408 of the Code. An IRA shall be a Deposit Liability to the extent it is not an Excluded IRA.

"Kick-out Loans" means those Loans in the unpaid aggregate unpaid principal amount as of the Closing Date of not more than $10,000,000 that are identified by Buyer, in the exercise of its discretion, to Seller by a duly delivered and signed update to the Kick-out Loan Schedule delivered at or before Closing by Buyer to Seller.

"Kick-out Loan Schedule" means the schedule to be delivered by Buyer to Seller at or before the fifth Business Day prior to the Closing in final form to identify the Kick-out Loans, a preliminary version of which is attached as Schedule 1-KO to this Agreement, and which may be amended by Buyer in its discretion by written notice delivered by Buyer to Seller at any time, or from time to time, on or before the fifth Business Day prior to the Closing Date to substitute other Loans that were not previously Kick-out Loans as being Kick-out Loans and vice versa, subject in any case to the aggregate unpaid principal amount of the Kick-out Loans specified by the Kick-out Loan Schedule never exceeding $10,000,000 as of the Closing Date .

"Knowledge" means, with respect to Seller, the knowledge of any of Seller's officers that hold the title of vice president or above and have responsibility with respect to the Branches or the Assets or Liabilities and, with respect to Buyer, the knowledge of any of Buyer’s officers that hold the title of vice president or above and have responsibility with respect to the geographic region that includes the Branches or the Assets or Liabilities, each of whom will be deemed to have knowledge of a particular fact or other matter if: (a) such person is actually aware of such fact or other matter; or (b) it is reasonable to expect that such person would discover or otherwise become aware of such fact or other matter in the performance of his or her job responsibilities in the ordinary course of business.

"Legal Proceeding" means any judicial, administrative or arbitral actions, suits, mediations, investigations, inquiries, proceedings (public or private)  or claims (including counterclaims) by or before a Governmental Entity, including any civil, criminal, investigative or informal actions, audits, demands, claims, hearings, litigations, disputes, inquiries, investigations or other proceedings of any kind or nature.

"Legal Requirement" means any federal, state, or local law, constitution, ordinance, code, rule of common law, regulation, statute or treaty.

"Liabilities" has the meaning set forth in Section 2.

"Lien" shall mean any lien, easement, restriction, pledge, charge, encumbrance, security interest, mortgage, deed of trust, lease, option or other adverse claim of any nature whatsoever and of any kind or description.

"Loan Documents" has the meaning set forth in Section 9(f).

"Loan Files" has the meaning set forth in Section 9(f).

"Loans" means, collectively, the loans of Seller originated by the Branches on or before January 11, 2010 (as disclosed by Seller to Buyer prior to the date of this Agreement as part of Buyer's due diligence review, and to be identified as of the Closing Date by the Closing Loan Schedule), including any overdrafts or renewals, plus any Additional Loans as may be agreed to be purchased by Buyer pursuant to Section 13(h), less any Loans that are Kick-out Loans, Sold Loans or loans to Affiliated Persons who are Affiliated Persons (both on and continuing after the Closing Date) of Seller.  For the avoidance of doubt, Loans include those Branch loans (other than loans that are identified by Buyer as Kick-out Loans or which are Sold Loans) that are disclosed on the Draft Loan Schedule and Final Loan Schedule, as of the Closing Date, as being classified on the Seller's internal watch list or classified by regulatory authorities, or as Loans as to which the Obligor is (i) more than thirty (30) days past due in payment of principal or interest, or (ii) to the Knowledge of Seller, in breach, violation, noncompliance, default or event of acceleration under the Loan Documents.

"Loan Schedule" has the meaning set forth in Section 9(f)(1).

"Loss" or "Losses" means the amount of losses, liabilities, damages (including forgiveness or cancellation of obligations) and reasonable expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) actually incurred or suffered by the indemnified party or its Affiliates in connection with the matters described in Section 17, less the amount of any amount actually recovered under insurance policies (net of all third party costs and expenses incurred in pursuing any such insurance recovery, including, but not limited to, those relating to deductibles and actual premium adjustments directly resulting from such damage, loss, liability or expense) or third party indemnification obligations or other actual recovery directly related to such losses.

“Lynch Road Branch” has the meaning set forth in Section 1(a).

"Material Adverse Effect" shall mean any circumstance, event, development, change in or effect that (a) is materially adverse to the business, financial condition or results of operations of the Seller's business represented by the Branches, or the Assets and Liabilities, taken as a whole, or (b) has resulted in a material adverse change in the credit quality, including the internal loan grading or regulatory classification, of the Loans proposed to be purchased by Buyer hereunder.

“Newburgh Branch” has the meaning set forth in Section 1(a).

“Newburgh Lien” has the meaning set forth on Schedule 9(d).

"Notice of Allocation Disagreement" has the meaning set forth in Section 3(c)(2)(A).

"Notice of Disagreement" has the meaning set forth in Section 3(b)(3)(A).

"Objection" has the meaning set forth in Section 8(g).

"Obligor" has the meaning set forth in Section 9(f)(7).

"Order" means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Entity.

"Permitted Liens" shall mean Liens for Taxes, assessments, charges or levies of a Governmental Entity not yet due and payable, incurred in the ordinary course of business and which are not material, individually or in the aggregate, to the overall value of any Asset to which such Lien(s) attach, and the Newburgh Lien.

"Person" shall mean any individual, partnership, joint venture, corporation, trust, limited liability company, association, unincorporated organization, Government Entity or other entity.

"Personal Property" has the meaning set forth in Section 1(b).

"POS" has the meaning set forth in Section 14(i).

"Premises" means the real estate located at 3393 Venetian Way, Newburgh, Indiana and 3150 East Lynch Road, Evansville, Indiana.

"Prepaid Expenses" has the meaning set forth in Section 1(e).

"Proposed Allocation Statement" has the meaning set forth in Section 3(c)(1).

"Purchase Price" has the meaning set forth in Section 3(a).

"Records" means all original notes, instruments, guaranties and pledges associated with the Loans and all other original (or duplicates to the extent not available) records, documents, account cards, books, reports, tapes, files, title policies, or where reasonable and appropriate copies thereof (for each case whether or not in electronic form), in Seller’s possession or otherwise reasonably available that pertain to and are used by Seller to administer, reflect, monitor, evidence or record information respecting the business or conduct of the Branches, the Assets, the Liabilities, or the Deposits, including all such records maintained to comply with any Legal Requirement to which the Deposits are subject, including but not limited to applicable unclaimed property and escheat laws; provided, however, it is understood and agreed that Seller shall be permitted to retain such books and records that contain information exclusively relating to other assets and liabilities not constituting Assets and Assumed Liabilities; provided further that in any such case Seller shall provide to Buyer such portions or copies of such records as are (i) reasonably necessary to vest in Buyer title to any of the Assets or for the enforcement of Buyer’s rights, title or interest in the Assets or the Liabilities or (ii) reasonably necessary and material to Buyer’s conduct of the business of the Branches after the Closing.

"Regulatory Agreement" has the meaning set forth in Section 9(j).

"Regulatory Approvals" means all approvals, authorizations, waivers or consents of, or notices to, any Governmental Entity required to consummate the transactions contemplated by this Agreement, including the following: (i) any required approvals of and/or notices to the Indiana Department of Financial Institutions and the FDIC, and (ii) the expiration of any waiting period associated with any required Regulatory Approval.

"Required Consents" has the meaning set forth in Section 9(l)(3).

"Restricted Activity" shall have the meaning set forth in Section 13(c)(1).

"Restricted Area" shall have the meaning set forth in Section 13(c)(1).

"Safe Deposit Agreements" means any and all agreements relating to safe deposit boxes at the Branches transferred to Buyer under this Agreement.

"Seller" has the meaning set forth in the preamble.

"Seller Affiliate" has the meaning set forth in the preamble.

"Seller Disclosure Schedule" means the disclosure schedule delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement and updated as of the date of Closing.

"Seller Disputed Items" has the meaning set forth in Section 3(c)(2)(A).

“Sold Loans” means any residential real estate loans originated by Seller and sold in whole to Freddie Mac or other Governmental Entities (including the mortgage servicing rights and related mortgage servicing assets related to such sold loans).

"Tax" or "Taxes" means all taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Entity (whether disputed or not), including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Entity, penalties and interest.

"Tax Return" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

"Third Party Claim" means any Legal Proceeding by a Person not a party to this Agreement and not an Affiliate of one of the parties hereto.

"Title Commitment" has the meaning set forth in Section 14(o).

"Title Company" has the meaning set forth in Section 14(o).

"Title Objections" has the meaning set forth in Section 14(o).

"Transfer Date" has the meaning set forth in Section 14(m).

"Unfunded Advances" shall mean an advance requested under a Loan on or prior to the Closing Date pursuant to the terms and provisions of such Loan that Seller is not obligated to fund until after the Closing Date.

"Unresolved Allocation Changes" has the meaning set forth in Section 3(c)(2)(C).

"Unresolved Changes" has the meaning set forth in Section 3(b)(3)(C).

"WARN" has the meaning set forth in Section 14(m)(4).

EXHIBIT A

FORM OF
BILL OF SALE

BILL OF SALE AND ASSIGNMENT dated as of ________, 2010 (this “Bill of Sale”), by and between FARMERS STATE BANK OF ALTO PASS, an Illinois banking corporation having its executive offices in Harrisburg, Illinois (the “Seller”) and GERMAN AMERICAN BANCORP, an Indiana banking corporation having its executive offices in Jasper, Indiana (the “Buyer”).

Reference is made to that certain Branch Purchase Agreement, dated as of February __, 2010 (the “Purchase Agreement”), by and between the Seller and Buyer.  The Purchase Agreement is hereby incorporated herein by reference and shall control in the event of any conflict with this Bill of Sale.  Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Purchase Agreement.

WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase the Assets and assume the Liabilities of the Seller; and

WHEREAS, pursuant to the Purchase Agreement, Buyer has agreed to accept the right, title and interest in, to all of the Seller's right, title and interest in and to the Personal Property.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as set forth below.

Section 1. Sale of Personal Property.

Upon the terms and conditions and subject to the conditions of the Purchase Agreement, and intending to be legally bound hereby, the Seller does hereby, effective as of the Effective Time unconditionally and irrevocably sell, transfer, convey, assign and deliver to Buyer, its successors and assigns good and valid title to, all of the Seller's right, title and interest in and to the Personal Property of Seller (as defined in Section 1(b) of the Purchase Agreement) to have and to hold such assets unto Buyer and its successors and assigns and for their use forever.  Buyer hereby accepts good and valid title to, and all rights and interests, in the Personal Property.

Section 2. Further Assurances.

From time to time, without additional consideration, each party hereto will (or, if appropriate, cause its Affiliates to) execute and deliver such further instruments and take such other action as may be necessary or reasonably requested by the other party to make effective the transactions contemplated by this Bill of Sale and to provide the other party with the intended benefits of this Bill of Sale.  Without limiting the foregoing, upon reasonable request of Buyer, Seller shall, and Seller shall cause its Affiliates to, as applicable, execute, acknowledge and deliver all such further assurances, deeds, assignments, consequences, powers of attorney and other instruments and paper as may be required to sell, transfer, assign, convey and deliver to Buyer all right, title and interest in, to and under the Personal Property described in Section 1 hereto.  If any party to this Bill of Sale shall, following the Closing, have in its possession any asset or right which under this Bill of Sale should have been delivered to the others, such party shall promptly deliver such asset or right to the others.

Section 3. Power of Attorney.

Without limiting Section 2 of this Bill of Sale, Seller hereby constitutes and appoints Buyer the true and lawful agent and attorney in fact of Seller, with full power of substitution and resubstitution, in whole or in part, in the name and stead of Seller but on behalf and for the benefit of Buyer and its successors and assigns, from time to time:

(a)           to demand and receive any and all of the Personal Property and to give receipts and releases for and with respect to the same, or any part thereof;

(b)           to institute and prosecute, in the name of Seller or otherwise, any and all proceedings at law, in equity or otherwise, that Buyer or its successors and assigns may deem proper in order to receive or reduce to possession any of the Personal Property and in order to collect or enforce any claim or right of any kind hereby assigned or transferred, or intended so to be; and

(c)           to do all things legally permissible, required or reasonably deemed by Buyer to be required to receive and reduce to possession the Personal Property and to use Seller’s name in such manner as Buyer may reasonably deem necessary for the receipt and recovery of the same,

Seller hereby declaring that the foregoing powers are coupled with an interest and are and shall be irrevocable by Seller.

Section 4. Successors and Assigns.

Subject to the Purchase Agreement, this Bill of Sale shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 5. Third Party Beneficiaries.

Nothing contained in this Bill of Sale, express or implied, shall confer unto any person other than the parties hereto or their respective successors and assigns any right, obligation, remedy or benefit hereunder.

Section 6. Applicable Law.

This Bill of Sale shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to any applicable conflicts of law principles.

Section 7. Execution in Counterparts.

This Bill of Sale may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.  Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

2

Section 8. Titles and Headings.

Titles and headings to Sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Bill of Sale.

Section 9. Rights and Liabilities.

Notwithstanding anything to the contrary contained herein, nothing contained herein shall be deemed to grant Buyer any rights, or to cause Seller to incur any liabilities, greater than or otherwise in excess of the rights and liabilities, respectively, set forth in the Purchase Agreement.

[Remainder of page left intentionally blank; signature page to follow.]

3

IN WITNESS WHEREOF, each of the undersigned has caused this Bill of Sale and Assignment to be executed on its behalf as of the date first written above.

FARMERS STATE BANK OF ALTO PASS

By:
Name:
Title:

GERMAN AMERICAN BANCORP

By:
Name
Title

[Signature Page to Bill of Sale]

EXHIBIT B

FORM OF
ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Agreement”) is made and entered into as of ___________, 2010, by and between FARMERS STATE BANK OF ALTO PASS, a an Illinois state bank having its executive offices in Harrisburg, Illinois (“Assignor”) and GERMAN AMERICAN BANCORP, an Indiana banking corporation having its executive offices in Jasper, Indiana (“Assignee”).

WHEREAS, Assignor and Assignee are parties to that certain Branch Purchase Agreement, dated as of February __, 2010 (the “Purchase Agreement”), pursuant to which Assignee has agreed to purchase the Assets and assume the Liabilities associated with two of Assignor’s branch offices; and

WHEREAS, pursuant to the Purchase Agreement, Assignor has agreed to assign certain rights and agreements to Assignee, and Assignee has agreed to assume certain obligations of Assignor, as set forth herein, and this Agreement is contemplated by Section 6(a)(7) of the Purchase Agreement;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.           Capitalized Terms.  Capitalized terms used but not defined herein shall have the meanings for such terms that are set forth in the Purchase Agreement.

2.           Assignment and Assumption.  Effective as of the Effective Time, Assignor hereby assigns, sells, transfers and sets over (collectively, the “Assignment”) to Assignee all of Assignor’s right, title, benefit, privileges and interest in and to, and all of Assignor’s burdens, obligations and liabilities in connection with each of the Liabilities.  Assignee hereby accepts the Assignment and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants, and to pay and discharge all of the Liabilities to be observed, performed, paid or discharged from and after the Effective Time, in connection with the Liabilities.  Assignee assumes no liabilities, other than the Liabilities, and the parties hereto agree that all such liabilities, other than the Liabilities, shall remain the sole responsibility of Assignor.

For any financing statement, or Uniform Commercial Code (“UCC”) related document, filed in any jurisdiction, identifying Assignor as secured party with respect to any security interest in collateral being assigned hereunder, the Assignor hereby irrevocably authorizes, consents and appoints Assignee to take all such action, or to file, or provide any such document, that may be acquired, or that Assignee may desire, to amend, alter or modify any such financing statement, or UCC-related document, to designate Assignee as the new secured party and assignee of all right, title and interest that Assignor may have possessed as secured party under any such financing statements or UCC-related documents, without any further notice required to be provided to, or consent required of Assignor.

3.           Terms of the Purchase Agreement.  The terms of the Purchase Agreement, including but not limited to Assignor’s and Assignee’s respective, representations, warranties, covenants, agreements and indemnities relating to the Liabilities, are incorporated herein by this reference.  Each of Assignor and Assignee acknowledges and agrees that its respective representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein.  In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

4.           Further Actions.  Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Agreement to the extent not inconsistent with the terms of the Purchase Agreement.

5.           Governing Law.  This Agreement will be governed by and construed under the laws of the State of Indiana, without regard to conflicts-of-laws principles that would require the application of any other law.

6.           Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.           Assignments, Successors and No Third-Party Rights.  No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee.

8.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

[Remainder of page left intentionally blank; signature page to follow.]

2

IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption Agreement as of the date first above written.

ASSIGNOR:

FARMERS STATE BANK OF ALTO PASS

By:
Name:
Title:

ASSIGNEE:

GERMAN AMERICAN BANCORP

By:
Name
Title

[Signature Page to Assignment and Assumption Agreement]

EXHIBIT C

DRAFT CLOSING STATEMENT
(As of                           , 2010)

Estimated Liabilities:
Aggregate balance of Deposit Liabilities (including accrued interest)	$(	)

Estimated Purchase Price:
Cash on Hand
Prepaid Expenses
Unpaid principal balance of the Loans, plus Accrued Interest
All other Assets and Additional Assets	4,990,000

Estimated Payment Amount Payable by ____ to ____

GERMAN AMERICAN BANCORP	FARMERS STATE BANK OF ALTO PASS, ILL.

By: __________________________________________________________	By: __________________________________________________________
Name:	Name:
Title:	Title: